Exhibit 10.2

ENCORE CAPITAL GROUP, INC.
5.625% Senior Secured Notes due August 11, 2024
$325,000,000 Original Aggregate Principal Amount
FOURTH AMENDED AND RESTATED
SENIOR SECURED NOTE PURCHASE AGREEMENT
September 1, 2020

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Schedule A	—	Defined Terms
Schedule 1	—	The Original Guarantors
Schedule 2	—	Transaction Security Documents
Schedule 3	—	Agreed Security Principles
Schedule 4	—	Restrictive Covenants
Schedule 5.8	—	Subsidiaries

Exhibit A	—	Form of 2017 Note
Exhibit B-1	—	Form of Multiparty Guaranty
Exhibit B-2	—	Form of Indemnity and Contribution Agreement
Exhibit C	—	Form of Intercreditor Agreement
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ENCORE CAPITAL GROUP, INC.
350 Camino de la Reina, Suite 100
San Diego, CA 92108
September 1, 2020
Each of the undersigned holders of 2017 Notes
Ladies and Gentlemen:
Encore Capital Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company” or the “Parent”), agrees with each of the holders of 2017 Notes whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:
1.Amendment and Restatement; Issuance of 2017 Notes.
1.1Amendment and Restatement. This Agreement amends, restates and replaces in its entirety that certain Third Amended and Restated Senior Secured Note Purchase Agreement, dated as of August 11, 2017 (as amended or otherwise modified prior to the date hereof, the “2017 Note Agreement”), by and between the Company, on the one hand, and the Purchasers (as defined therein), on the other hand.
1.2Issuance of 2017 Notes. Pursuant to the terms of the 2017 Note Agreement, the Company has issued and sold to the 2017 Notes Purchasers (as defined in the 2017 Note Agreement) $325,000,000 aggregate original principal amount of its 5.625% Senior Secured Notes due August 11, 2024 (the “2017 Notes”). After giving effect to the scheduled prepayments previously made pursuant to Section 8.1(a), $260,000,000 aggregate principal amount of the 2017 Notes is outstanding as of the date of this Agreement. $103,680,000 aggregate principal amount of the currently outstanding amount of the 2017 Notes held by certain of the original holders of the 2017 Notes will be prepaid in full (the “Non-Rolling Notes Prepayment”) on or prior to the Closing Date (as defined below), and $156,320,000 aggregate principal amount of the currently outstanding amount of the 2017 Notes held by the holders of the 2017 Notes whose names appear at the end of this Agreement will remain outstanding, and such holders have elected to continue to hold their 2017 Notes under and pursuant to the terms of this Agreement, as it amends and restates the 2017 Note Agreement. The Purchasers hereby consent to the Non-Rolling Notes Prepayment not being allocated among all of the 2017 Notes that are outstanding at the time of the making of such partial prepayment of the 2017 Notes, as otherwise required under Section 8.3.
The 2017 Notes are also collectively referred to herein as the “Notes”. Notes that have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods, and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

The 2017 Notes are the sole Series of Notes outstanding on the date hereof. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.
2.[Intentionally Omitted].
3.Release of Certain Guarantors; Direction to Collateral Agent under 2017 Note Agreement. The Purchasers hereby, effective concurrent with the Closing referred to in Section 4 below, release each of Midland International LLC, MRC Receivables Corporation, Midland Funding NCC-2 Corporation, Midland India LLC, Atlantic Credit & Finance, Inc., Atlantic Credit & Finance Special Finance Unit, LLC and Atlantic Credit & Finance Special Finance Unit III, LLC from all of such Person’s liabilities and obligations under the Multiparty Guaranty (as defined in the 2017 Note Agreement) and the Indemnity and Contribution Agreement (as defined in the 2017 Note Agreement). Pursuant to Section 20(b) of the Intercreditor Agreement (as defined in the 2017 Note Agreement), each of the Purchasers hereby directs the Collateral Agent (as defined in the 2017 Note Agreement), effective concurrent with the Closing referred to in Section 4 below, to release the Collateral. The Collateral Agent is an intended third-party beneficiary of the immediately preceding sentence.
4.Conditions Precedent. The effectiveness of the amendment and restatement of the 2017 Note Agreement provided hereby (the “Closing”) is subject to the fulfillment to each Purchaser’s satisfaction, at or prior to the Closing, of the following conditions:
4.1Other Documents. Such Purchaser shall have received the following documents, each duly executed and delivered by the party or parties thereto and in form and substance satisfactory to such Purchaser:
(a)the Intercreditor Agreement, dated as of the Closing Date, among the Security Agent and each of the parties listed therein in the form of Exhibit C (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”);
(b)the Amended and Restated Multiparty Guaranty, dated as of the Closing Date, made by the Guarantors in favor and for the benefit of the holders from time to time of the Notes in the form of Exhibit B-1 (as amended, restated, supplemented or otherwise modified from time to time, the “Multiparty Guaranty”);
(c)the Amended and Restated Indemnity and Contribution Agreement, dated as of the Closing Date, by and among the Obligors in the form of Exhibit B-2 (as amended, restated, supplemented or otherwise modified from time to time, the “Indemnity and Contribution Agreement”);
(d)the Transaction Security Documents listed in Schedule 2;
(e)favorable opinions of outside counsel to the Obligors, each dated the Closing Date, addressed to the Purchasers and reasonably satisfactory to the

Purchasers, (i) addressing the applicable U.S. and European Transaction Security (covering creation, attachment and perfection (or similar concepts in the applicable jurisdiction) of the applicable Transaction Security and enforceability of the applicable Transaction Security Documents), and (ii) with respect to the newly-joined Guarantors under the Multiparty Guaranty and the Indemnity and Contribution Agreement (a) from counsel in the jurisdiction of organization of such Guarantors, relating to the valid existence, power and authority, due authorization and non-contravention, and (b) from New York counsel as to the enforceability under New York Law of the New York Law-governed Finance Documents to which such Newly-Joined Guarantors are parties, and non-contravention and no consents/authorizations required under New York law. The Company hereby directs each such counsel to deliver such opinion, agrees that the execution and delivery of this Agreement will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion;
(f)a favorable opinion, dated the Closing Date, of Vedder Price P.C., special counsel for the Purchasers satisfactory to such Purchaser as to such matters incident to the matters herein contemplated related to the Notes as such Purchaser may reasonably request;
(g)an Officer’s Certificate from the Company, dated the Closing Date, certifying that the conditions specified in Sections 4.4, 4.5 and 4.6 have been fulfilled;
(h)certified copies of the resolutions of each Obligor, authorizing the execution and delivery of this Agreement and the other Finance Documents, and of all documents evidencing other necessary corporate or similar action and governmental approvals, if any, with respect to the Finance Documents;
(i)a certificate of the Secretary or an Assistant Secretary (or the equivalent thereof) and one other officer (or similar Person) of each of the Obligors, dated the Closing Date, certifying the names and true signatures of the officers (or similar Person) of such Obligor authorized to execute and deliver this Agreement and the other Finance Documents;
(j)certified copies of the articles or certificate of incorporation (or similar charter document) and bylaws or operating agreement (or similar charter document), as applicable, of each Obligor;
(k)a good standing certificate for each Obligor organized in the U.S. from the appropriate Governmental Authority of its jurisdiction of organization, dated as of a recent date prior to the Closing Date, and such other evidence of the status of such Persons as such Purchaser may reasonably request; and
(l)additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

4.2Payment of Upfront Fees.
The Company shall have paid by wire transfer of immediately available funds to the Purchasers their ratable share of a non-refundable and fully earned modification fee equal to 2.00% of the principal amount of the Notes outstanding on the Closing Date (excluding any Notes being optionally prepaid in full under the Non-Rolling Notes Prepayment).
4.3Payment of Special Counsel Fees.
Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of Vedder Price P.C., special counsel to the Purchasers to the extent reflected in a statement of such counsel rendered to the Company at least two Business Days prior to the Closing.
4.4Performance; No Default.
After giving effect to the Closing (including the Refinancing Transactions, which are conditions precedent or conditions concurrent to the Closing), no Default or Event of Default shall have occurred and be continuing, including on a pro-forma basis as of June 30, 2020 (i.e., as if the Refinancing Transactions and such application of proceeds had occurred on June 30, 2020).
4.5Representations and Warranties.
The representations and warranties of the Obligors in the Finance Documents to which they are a party shall be correct when made and at the time of the Closing, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.
4.6Changes in Corporate Structure.
The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.4.
4.7Purchase Permitted By Applicable Law, Etc.
The transactions occurring in connection with the Closing shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System), and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation. If requested by such Purchaser at least ten (10) Business Days prior to the Closing, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
4.8Execution of Credit Agreement; Closing of Related Financing Transactions.
(i) Such Purchaser shall have received, on the date when this Agreement is executed and delivered by the parties hereto, the Credit Agreement, duly executed and delivered by the parties thereto and in form and substance satisfactory to such Purchaser; and (ii) thereafter, the closing under the Credit Agreement shall occur concurrently with the Closing, and such Purchaser shall have received a funds flow memorandum (or similar documentation), payoff letters, and such other evidence satisfactory to such Purchaser demonstrating that, on or prior to the Closing Date, after the initial funding under the Credit Agreement and under the other financing transactions of the Company that are closing on the Closing Date: (x) all Notes issued under the 2017 Note Agreement, other than the Notes held by the Purchasers, will be prepaid in full in accordance with the terms required for such prepayment, and (y) all credit facilities under the Credit Agreement (as defined in the 2017 Note Agreement) will be terminated and repaid in full and all Liens in favor of the Collateral Agent (as defined in the 2017 Note Agreement) in the Collateral (as defined in the 2017 Note Agreement) will thereupon be released.
4.9Proceedings and Documents.
All corporate, organizational and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such counsel may reasonably request.
5.Representation and Warranties of the Company. Each Obligor represents and warrants to each Purchaser that:
5.1Existence and Standing. Each of the Obligors is (i) duly and properly incorporated or organized, as the case may be, (ii) validly existing, (iii) (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and (iv) has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in the case of this clause (iv) where failure to be so authorized could not reasonably be expected to have a Material Adverse Effect (it being understood and agreed, for purposes of this Section, that the failure of any of the Obligors to be authorized to conduct its business in any jurisdiction where such failure could have a material and adverse impact on the ability of such Person to enforce or otherwise collect the Portfolio Accounts of such Person in any such jurisdiction shall be deemed to have a Material Adverse Effect).
5.2Authorization and Validity. Such Obligor has the power and authority and legal right to execute and deliver the Finance Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by such Obligor of the Finance Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Finance Documents to which such Obligor is a party constitute legal, valid and binding obligations of such Obligor enforceable against such Obligor in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyances, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing.
5.3No Conflict; Government Consent. Neither the execution and delivery by the Company or the other Obligors, as applicable, of the Finance Documents to which such Person is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of the other Obligors, or (ii) the Company’s or any other Obligor’s articles or certificate of incorporation (or similar charter document), partnership agreement, certificate of partnership, articles or certificate of organization, bylaws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Company or any of the other Obligors is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company or any other Obligor pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company or any of the other Obligors, is required to be obtained by the Company or any of the other Obligors in connection with the execution and delivery of the Finance Documents by the Company or any of the other Obligors, the borrowings under this Agreement, the payment and performance by the Company of the obligations evidenced by the Notes or under the other Finance Documents or the legality, validity, binding effect or enforceability of any of the Finance Documents.
5.4Financial Statements. The December 31, 2019 and December 31, 2018 audited consolidated financial statements of the Company and its Subsidiaries and the June 30, 2020 and June 30, 2019 unaudited consolidated financial statements of the Company and its Subsidiaries heretofore delivered to the Purchasers were prepared in accordance with generally accepted accounting principles (subject, in the case of the June 30, 2020 and June 30, 2019 financial statements, to normal year-end adjustments) in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.
5.5Material Adverse Change. Since December 31, 2019, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Company, any Guarantor, or the Company and its Restricted Subsidiaries taken together, in each case which could reasonably be expected to have a Material Adverse Effect.

5.6Taxes.
(a)Such Obligor (and each member of the Restricted Group) has duly and punctually filed all income and all other material tax returns (together with all necessary information relating thereto) and has paid and discharged all taxes imposed upon it or its assets (in each case within the time period allowed and before the imposition of any interest or penalties), save, in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)No claims or investigations are being, or are reasonably likely to be, made or conducted against such Obligor (or against any member of the Restricted Group) with respect to Taxes, which would have, or would reasonably be expected to have, a Material Adverse Effect.
5.7Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any of its Restricted Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Other than liabilities incident to any litigation, arbitration or proceeding which could not reasonably be expected to be in an aggregate amount in excess of $5,000,000, none of the Company or the other Obligors has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
5.8Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Company as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Company or other Subsidiaries. As of the Closing Date there are no Unrestricted Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of the Obligors have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
5.9Employee Benefit Plans.
(a)The Company, each Subsidiary and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company, any Subsidiary or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company, any Subsidiary or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b)The present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(c)The Company, its Subsidiaries and their respective ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligations in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate are Material.
(d)The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Section 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
(e)[Intentionally Omitted]
(f)All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.
5.10Accuracy of Information. No Finance Document or written statement furnished by the Company or any Obligor to any Purchaser in connection with the negotiation of, or compliance with, the Finance Documents contained, on the date such Finance Document was entered into or such statements were made, any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading in their presentation of the

Company, such Obligor, their businesses and their Property. The Company makes no representation or warranty concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, except that as of the date made (i) such forecasts, estimates, pro forma information, projections and statements were based on good faith assumptions of the management of the Company, and (ii) such assumptions were believed by such management to be reasonable; it being understood and agreed that such forecasts, estimates, pro forma information, projections and statements, and the assumptions on which they are based, may or may not prove to be correct. In addition, the information provided by or on behalf of the Obligors with respect to the Portfolio Accounts owned or to be acquired by the Obligors (or the related purchase agreements) is, to the Company’s knowledge and as of the date provided, true and correct in all material respects and, to the Company’s knowledge, does not contain any material omissions which would cause such information to be materially misleading with respect to the Portfolio, taken as a whole.
5.11Regulation U. Neither the Company nor any of the other Obligors is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (as defined in Regulation U). None of the Transaction Security constitutes margin stock (as defined in Regulation U).
5.12Material Agreements. Neither the Company nor any Restricted Subsidiary is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any (i) agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Material Indebtedness.
5.13Compliance with Laws. The Company and its Restricted Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply which could not reasonably be expected to have a Material Adverse Effect.
5.14Ownership of Properties. The Company and the other Obligors have good title, free of all Liens other than those permitted by Section 3 of Schedule 4 (Restrictive Covenants), to all of the Property and assets reflected in the Company’s most recent consolidated financial statements provided to the Purchasers as owned by the Company and the other Obligors, except for minor irregularities in title that (i) do not materially interfere with the business or operations of the Company or the other Obligors as presently conducted and (ii) do not adversely affect the value of any of the Transaction Security in any material respect.
5.15[Intentionally Omitted].
5.16Environmental Matters. Given the nature of its business, the Company has concluded that Environmental Laws cannot reasonably be expected to have a Material

Adverse Effect. Neither the Company nor any Restricted Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
5.17Investment Company Act. Neither the Company nor any other Obligor is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.18Insurance. The Company maintains, and has caused each other Obligor to maintain, with financially sound and reputable insurance companies insurance on their Property as necessary to conduct their business in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as is consistent with sound business practice.
5.19No Default or Event of Default. No Default or Event of Default has occurred and is continuing.
5.20Foreign Assets Control Regulations, Etc.
(a)Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)No part of the proceeds from the sale of the 2017 Notes hereunder:
(i)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(d)The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects.
5.21Solvency. After giving effect to the transactions occurring in connection with the Closing, neither the Company nor any other Obligor will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.
5.22Obligors.
(a)All Material Companies which are members of the Restricted Group are Guarantors.
(b)The aggregate of earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) and the aggregate gross assets (excluding goodwill) of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Restricted Group items and investments in Restricted Subsidiaries of any member of the Restricted Group) exceeds on the Closing Date, 85% of Consolidated EBITDA and consolidated gross assets (excluding goodwill) of the Restricted Group.
(c)For the avoidance of doubt, all calculations in connection with: (i) establishing whether or not any member of the Group is a Material Company; and (ii) the Guarantor coverage test set out in this Section 5.22, shall in each case be calculated in accordance with Fixed GAAP.
5.23Centre of Main Interests and Establishments.
(a)The Centre of Main Interest of each Obligor incorporated in the European Union is situated in its jurisdiction of incorporation.
(b)No Luxembourg Guarantor has an “establishment” (as that term is used in Article 2(10) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast)) in any jurisdiction.

(c)For the avoidance of doubt, this Section 5.23 shall not apply to any Obligor incorporated in the United States.
6.Representations of the Purchasers.
6.1.[Intentionally Omitted].
6.2.Source of Funds. Each 2017 Notes Purchaser under the 2017 Note Agreement severally represented on August 11, 2017 that at least one of the following statements was an accurate representation as to each source of funds (a “Source”) used by such Purchaser to pay the purchase price of the 2017 Notes purchased by such Purchaser under the 2017 Note Agreement:
(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of

Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)the Source is a governmental plan; or
(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
7.Information as to Company. The undertakings in this Section 7 shall remain in force from the date of this Agreement for so long as any Notes remain outstanding or any amount remains unpaid under this Agreement or the Multiparty Guaranty.
In this Section 7:
“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Section 7.1 (Financial Statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Section 7.1 (Financial Statements).
7.1Financial Statements. The Parent shall supply to each holder of Notes that is an Institutional Investor:
(a)as soon as they are available, but in any event within 90 days after the end of each of its Financial Years its audited consolidated financial statements for that Financial Year;
(b)as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years its consolidated financial statements for that Financial Quarter;
(c)The requirements under paragraphs (a) and (b) of this Section 7.1 shall be deemed satisfied for so long as the Parent:
(i)is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, and it continues to file the reports required by Section 13(a) with the SEC and provided that (i) the Parent complies with any extension to the timing of delivery of financial statements expressly permitted by the SEC from time to time and (ii) the Parent shall have given each holder of a Note that is an Institutional Investor written notice, which may be by e-mail or in accordance with Section 18, of such filing in connection with each delivery (provided that such notice requirement in this clause (ii) will be deemed to have been satisfied so long as Parent makes available on its public website an alert service allowing any holder of a Note that is an Institutional Investor to subscribe for e-mail alerts notifying such holder when SEC filings have been made); or
(ii)the Parent elects to provide to each holder of Notes that is an Institutional Investor reports which, if filed with the SEC, would satisfy (in the good faith judgment of the Parent) the reporting requirements of Section 13(a) or 15(d) of the Exchange Act (other than the provision of certifications, exhibits or information as to internal controls and procedures), for so long as it elects, the Parent will make available to each holder of Notes that is an Institutional Investor, such annual reports, information, documents and other reports that the Parent is, or would be, required to file with the SEC pursuant to such Section 13(a) or 15(d) of the Exchange Act.
7.2Provision and Contents of Compliance Certificates.
(a)The Parent shall supply a Compliance Certificate to each holder of Notes that is an Institutional Investor (i) with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements and as otherwise required pursuant to this Agreement, and (ii) for purpose of the SSRCF LTV

Ratio if the applicable Test Date is the last day of a Month that is not a Quarter Date, within 45 days after the last day of each such Month.
(b)A Compliance Certificate delivered in accordance with paragraph (a) above shall, amongst other things, set out (in reasonable detail): (i) computations as to compliance with Section 10.1 (Financial Covenants) (but only where the Parent is required to demonstrate in such Compliance Certificate compliance in accordance with the provisions of Section 10.1.3 (Financial Testing)); and (ii) computations as to the ERC, the LTV Ratio, the SSRCF LTV Ratio and the Fixed Charge Coverage Ratio (regardless of whether the Parent is required to demonstrate in such Compliance Certificate compliance with the provisions of Section 10.1.3 (Financial Testing) but provided that where the Parent is not required to demonstrate such compliance, if the computations as to the LTV Ratio and the SSRCF LTV Ratio show that the Parent would not, were it required to demonstrate compliance with the provisions of Section 10.1.3 (Financial Testing), comply with such provisions, it will not constitute a breach of the terms of this Agreement or constitute a Default or an Event of Default) in respect of the relevant Quarter Date or other Test Date (in the case of the SSRCF LTV Ratio), together with a certification that:
(i)in respect of any Compliance Certificate delivered with the consolidated Annual Financial Statements or the consolidated Quarterly Financial Statements and subject to paragraph (b) of Section 7.3 (Requirements as to Financial Statements) below, ERC as at the last day of the period to which the relevant financial statements relate is identical to the gross amount used as the basis for the calculation of the purchased asset value as reported in the balance sheet of the relevant financial statements;
(ii)subject to paragraph (b) of Section 7.3 (Requirements as to Financial Statements) below, there have been no material changes to the methodology used to calculate ERC in respect of the Portfolio Accounts compared to the methodology set out in the ERC Model;
(iii)ERC has been prepared on the basis of recent historical information and based on assumptions believed by the Parent to be fair and reasonable; and
(iv)in respect of the Compliance Certificate delivered with the consolidated Annual Financial Statements only, the Parent is in compliance with Section 9.8 (Guarantors) (together with a list identifying which entities within the Restricted Group are Material Companies).
(c)Each Compliance Certificate shall be signed by the Chief Financial Officer or the Chief Executive Officer of the Parent.

7.3Requirements as to Financial Statements.
(a)The Parent shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition, the Parent shall procure that:
(i)each set of Annual Financial Statements shall be audited by the Auditors (which Auditor’s opinion shall be without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based); and
(ii)each set of Quarterly Financial Statements is accompanied by commentary on the performance of the Restricted Group for the Financial Quarter to which the financial statements relate and the Financial Year to date and any other material developments or proposals affecting the Restricted Group or its business.
(b)The requirements under paragraph (a)(ii) above shall be deemed satisfied for so long as the Parent:
(i)is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, and it continues to file the reports required by Section 13(a) with the SEC and provided that the Parent shall have given each holder of a Note that is an Institutional Investor written notice, which may be by e-mail or in accordance with Section 18, of such filing in connection with each delivery (provided that such notice requirement in this clause (i) will be deemed to have been satisfied so long as Parent makes available on its public website an alert service allowing any holder of a Note that is an Institutional Investor to subscribe for e-mail alerts notifying such holder when SEC filings have been made); or
(ii)the Parent elects to provide to each holder of Notes that is an Institutional Investor reports which, if filed with the SEC, would satisfy (in the good faith judgment of the Parent) the reporting requirements of Section 13(a) or 15(d) of the Exchange Act (other than the provision of certifications, exhibits or information as to internal controls and procedures), for so long as it elects, the Parent will make available to each holder of Notes that is an Institutional Investor, such annual reports, information, documents and other reports that the Parent is, or would be, required to file with the SEC pursuant to such Section 13(a) or 15(d) of the Exchange Act.
(c)Each set of financial statements delivered pursuant to Section 7.1 (Financial Statements) shall be prepared in accordance with GAAP or, in the respect of ERC, the ERC Model. If there has been a material change in the methodology used to calculate ERC and arising as a result of a change determined by the Restricted Group’s portfolio valuation committee or accounting practices, then the Parent shall notify each holder of Notes that is an Institutional Investor in writing of such applicable change and shall also deliver to such holders the information referred to in the following subparagraphs (i) and (ii) below as appropriate:
(i)a description of any change necessary for ERC to reflect the determination of the Restricted Group’s portfolio valuation committee or accounting practices; and
(ii)sufficient information, in form and substance as may be reasonably required by the Required Holders, to enable the holders of the Notes to determine whether Section 10.1 (Financial Covenants) has been complied with (but only to the extent that the LTV Ratios have been tested by reference to such financial statements in accordance with the provisions of Section 10.1.3 (Financial Testing)), to compare any LTV Ratio and SSRCF LTV Ratio to any previous calculations thereof provided under this Agreement (regardless of whether the Parent is required to demonstrate compliance with the provisions of Section 10.1.3 (Financial Testing)) and to make an accurate comparison between the financial position indicated using the relevant ERC and the applicable Initial ERC as calculated prior to any such change in methodology.
(d)If the Parent notifies each holder of Notes that is an Institutional Investor of a change in accordance with paragraph (c) above, the Parent and the holders of the Notes shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. These amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations contained in this Agreement. If any amendments are agreed they shall take effect and be binding on the Obligors and the holders of the Notes in accordance with their terms.
(e)Notwithstanding any other term of this Agreement, no Event of Default shall occur, or be deemed to occur, as a result of any restriction on the identity of the Parent’s Auditors contained in this Agreement being prohibited, unlawful, ineffective, invalid or unenforceable pursuant to the Audit Laws.
7.4Budget.
(a)The Parent shall supply to each holder of Notes that is an Institutional Investor, as soon as the same becomes available but in any event within sixty (60) days of the start of each of its Financial Years, an annual budget for that financial year in the form customarily prepared by the Parent (the “Budget”).
(b)The Parent shall ensure that each Budget:
(i)includes a budgeted consolidated profit and loss, balance sheet and cashflow statement and projected financial covenant calculations;

(ii)is prepared in accordance with GAAP and the accounting practices and financial reference periods applied to financial statements under Section 7.1 (Financial Statements); and
(iii)has been approved by the Board of Directors of the Parent.
(c)If the Parent materially updates or changes the Budget, it shall promptly following (but in any event not later than thirty (30) Business Days of) the update or change being made deliver to each holder of Notes that is an Institutional Investor such updated or changed Budget together with a written explanation of the main changes in that Budget.
7.5Group Companies.
The Compliance Certificate supplied with its Annual Financial Statements shall confirm (i) which members of the Restricted Group are Material Companies and (ii) that the aggregate of earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA, as defined in Section 10.1 (Financial Covenants), and aggregate gross assets (excluding goodwill) of the Guarantors in each case (calculated on an unconsolidated basis and excluding all intra-Restricted Group items and investments in Restricted Subsidiaries of any member of the Restricted Group) exceeds 85% of Consolidated EBITDA (as defined in Section 10.1 (Financial Covenants)) and aggregate gross assets (excluding goodwill) of the Restricted Group. For the avoidance of doubt, all calculations in connection with this Section 7.5 to determine whether or not: (a) any member of the Group is a Material Company; and (b) the Guarantor coverage test set out in clause (ii) of this Section 7.5 has been satisfied, shall in each case be calculated in accordance with Fixed GAAP.
7.6Year-End. No member of the Restricted Group shall change its Accounting Reference Date.
7.7Unrestricted Subsidiaries. If any Subsidiaries of the Parent have been designated as Unrestricted Subsidiaries, the information delivered under Section 7.1 (Financial Statements), 7.2 (Provision and Contents of Compliance Certificate) and 7.4 (Budget) will include reasonably detailed information as to the financial condition of the Restricted Group separate from that of the Unrestricted Subsidiaries.
7.8Notification of Default.
(a)The Parent shall notify the holders of the Notes of any Default (and the steps, if any, being taken to remedy it) promptly upon its becoming aware of such Default (unless the Parent is aware that a notification has already been provided by another Obligor).
(b)If the Required Holders have reasonable grounds for believing that a Default has occurred and is continuing, they may request, and promptly upon such request by the Required Holders, the Parent shall supply to the holders of the Notes, a certificate signed by two of its senior officers on its behalf certifying, to the best of the knowledge and belief of the senior officers, that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
7.9“Know Your Customer” Checks.
(a)If:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or
(iii)a proposed assignment or transfer by a holder of a Note of any of its rights and/or obligations under this Agreement or the Notes to a party that is not a holder of a Note prior to such assignment or transfer, obliges any holder of a Note (or, in the case of paragraph (iii) above, any prospective new holder of a Note) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of any holder of a Note supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such holder of a Note in order for such holder or, in the case of the event described in paragraph (iii) above, any prospective new holder of a Note to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations, including the USA PATRIOT Act, pursuant to the transactions contemplated in the Finance Documents.
(b)The Parent shall, by not less than ten (10) Business Days’ prior written notice to the holders of the Notes, notify them of its intention to request that one of its Restricted Subsidiaries becomes an Additional Guarantor pursuant to Section 21 (Changes to Guarantors).
(c)Following the giving of any notice pursuant to paragraph (b) above, if the accession of such Additional Guarantor obliges the any holder of a Note to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of such holder supply, or procure the supply of, such documentation and other evidence as is reasonably such holder (for itself or on behalf of any prospective new holder of a Note) in order for such holder of a Note or any prospective new holder of a Note to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Restricted Subsidiary to this Agreement as an Additional Guarantor.
7.10Inspection; Keeping of Books and Records. The Obligors will permit the holders of Notes, by their respective representatives and agents (at reasonable times and upon reasonable advance written notice, so long as no Default or Event of Default has occurred and is continuing) to inspect (including to conduct an annual field examination of) any of its Property located in the United States and the United Kingdom, including an audit by professionals (including consultants and accountants) retained by the Required Holders of the Company’s practices in the computation of the ERC, inspection and audit of the Transaction Security, books and financial records of the Company and each other Obligor, to examine and make copies of the books of account and other financial records of the Company and each other Obligor, and to discuss the affairs, finances and accounts of the Company and each other Obligor with, and to be advised as to the same by, their respective officers and their independent public accountants. The Company shall keep and maintain, and cause each of its Restricted Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with GAAP (or in accordance with the accounting principles prevailing in the jurisdiction of any Obligor other than the Company) shall be made of all dealings and transactions in relation to their respective businesses and activities. If an Event of Default has occurred and is continuing, the Company, upon the Required Holders’ request, shall turn over copies of any such records to the Required Holders or their representatives. Without limiting the Company’s obligations under Section 15, the Company shall pay the fees and expenses of the holders of the Notes and such professionals with respect to such examinations, audits and evaluations; provided, that the Required Holders shall undertake only one (1) field examination/audit during any period of twelve (12) consecutive months at the Company’s expense. Notwithstanding the foregoing, in addition to the field examinations and audits described above, the Required Holders may have additional field examinations and audits done if an Event of Default shall have occurred and be continuing, at the Company’s expense.
8.Payment and Prepayment of the Notes.
8.1.Required Prepayments.
(a)Scheduled Prepayments. On November 11, 2019 and on each February 11, May 11, August 11 and November 11 thereafter to and including May 11, 2024 (each, a “Payment Date”) the Company will prepay $16,250,000 principal amount (or such lesser principal amount as shall then be outstanding) of the 2017 Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the 2017 Notes pursuant to Section 8.1(b), (c) or (d), Section 8.2 or Section 8.6 or any partial purchase of the 2017 Notes pursuant to Section 8.5, the principal amount of each required prepayment of the 2017 Notes becoming due under this Section 8.1(a) on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the 2017 Notes is reduced as a result of such prepayment or purchase. For the avoidance of doubt, after the Closing, the Company will prepay $9,770,000 principal amount of the Notes on each Payment Date pursuant to this Section 8.1(a).
(b)Mandatory Credit Agreement Prepayments in Excess of $10,000,000. If the principal amount of any Mandatory Credit Agreement Prepayment, together with the principal amount of all other Mandatory Credit Agreement Prepayments made during the period of twelve consecutive months immediately preceding the required payment date for such Mandatory Credit Agreement Prepayment (but in each case only to the extent the same permanently reduce the aggregate lending commitments under the Credit Agreement), would exceed $10,000,000 in the aggregate, then the Company shall, concurrently with the making of such Mandatory Credit Agreement Prepayment, prepay the Notes in an amount equal to the Ratable Share of the amount of such excess (or such lesser principal amount as shall then be outstanding), at 100% of the principal amount so prepaid and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.
(c)[Intentionally Omitted].
(d)[Intentionally Omitted].
(e)[Intentionally Omitted].
(f)Permitted Unsecured Indebtedness Repayment Events. Within 2 Business Days after the occurrence of any Permitted Unsecured Indebtedness Repayment Event, the Company shall deliver an Officer’s Certificate to the holders of Notes (notifying the holders of Notes thereof and identifying in reasonable detail the Financial Indebtedness with respect to which such Permitted Unsecured Indebtedness Repayment Event has occurred and the status of current efforts to refinance such Financial Indebtedness). Unless within 5 Business Days after receipt of such Officer’s Certificate the Required Holders shall have notified the Company of the Required Holders’ election to forgo prepayment, then on the date that is 7 Business Days after the date on which the Company shall have delivered such Officer’s Certificate to the holders of Notes the Company shall prepay the Notes in their entirety, at 100% of the principal amount so prepaid and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.
8.2.Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any Series (to the exclusion of the other Series), in an amount not less than $5,000,000 in the case of partial prepayment, at 100% of the principal amount so prepaid and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 5 Business Days and not more than 60 days prior to the date (which shall be a Business Day) fixed for such prepayment. Each such notice shall specify such date, the Series of Notes to be prepaid, the aggregate principal amount of such Notes to be prepaid on such date, the principal amount of each Note of such Series held by such holder to be prepaid

(determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid. Prepayment of the Notes with a distribution made pursuant to the Intercreditor Agreement shall be made at 100% of the principal amount so prepaid and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.
8.3.Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes of each Series, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
8.4.Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
8.5.Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except (i) upon the payment or prepayment of the Notes of such Series in accordance with the terms of this Section 8 or Section 12.1, or (ii) pursuant to a written offer to purchase Notes of such Series made by the Company or an Affiliate pro rata to the holders of all Notes of such Series at the time outstanding upon the same terms and conditions. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement, and no Notes may be issued in substitution or exchange for any such Notes.
8.6.Change of Control.
(a)Notice of Change of Control or Notice Event. The Company will, within 5 Business Days after any Authorized Officer has knowledge of the occurrence of any Change of Control or Notice Event, give written notice of such Change of Control or Notice Event to each holder of Notes unless notice in respect of such Change of Control (or the Change of Control contemplated by such Notice Event) shall have been given pursuant to Section 8.6(b). If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in Section 8.6(c) and shall be accompanied by the certificate described in Section 8.6(g).
(b)Condition to Obligor Action. The Company will not take any action that consummates or finalizes a Change of Control unless (i) at least 30 days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in Section 8.6(c), accompanied by the certificate described in Section 8.6(g), and (ii) contemporaneously with such action, the Company prepays all Notes required to be prepaid in accordance with this Section 8.6.
(c)Offer to Prepay Notes. The offer to prepay Notes contemplated by Section 8.6(a) and Section 8.6(b) shall be an offer to prepay, in accordance with and subject to this Section 8.6, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by Section 8.6(a), such date shall be not less than 10 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 30th day after the date of such offer).
(d)Acceptance. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.6 by causing a notice of such acceptance to be delivered to the Company at least 5 days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.6 shall be deemed to constitute an acceptance of such offer by such holder.
(e)Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.6 shall be at 100% of the principal amount of the Notes, plus the Make-Whole Amount determined for the date of prepayment with respect to the principal amount, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date except as provided in Section 8.6(f).
(f)Deferral Pending Change of Control. The obligation of the Company to prepay the Notes pursuant to the offers required by Section 8.6(c) and accepted in accordance with Section 8.6(d) is subject to the occurrence of the Change of Control in respect of which such offers and acceptances shall have been made. In the event that such Change of Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change of Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change of Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change of Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.6 in respect of such Change of Control shall be deemed rescinded).
(g)Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.6 shall be accompanied by a certificate, executed by an Authorized Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.6; (iii) the principal amount of each Note offered to be prepaid; (iv)  the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.6 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change of Control.
8.7.Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.1(b), (c), (d) or (f), Section 8.2, or Section 8.6 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the

Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360 day year comprised of twelve 30-day months and calculated to the nearest one-twelfth year that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.1(b), (c), (d) or (f), Section 8.2, Section 8.6 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.1(b), (c), (d) or (f), Section 8.2 or Section 8.6, or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
8.8.Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the scheduled final maturity date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
9.Affirmative Covenants. The undertakings in this Section 9 shall remain in force from the date of this Agreement for so long as any Notes remain outstanding or any amount remains unpaid under this Agreement or the Multiparty Guaranty.
9.1.Authorizations. Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorization (other than as may be no longer required pursuant to a Permitted Reorganization) required under any applicable law or regulation:
(a)of a Relevant Jurisdiction to enable it to perform its obligations under the Transaction Documents to which it is a party;
(b)of a Relevant Jurisdiction to ensure, subject to the Legal Reservations and the Perfection Requirements, the legality, validity, enforceability or admissibility in evidence of any Transaction Document to which it is a party; and
(c)of a Relevant Jurisdiction or any jurisdiction where it conducts its business to carry on its business except to the extent that failure to obtain or comply with those Authorizations could not reasonably be expected to have a Material Adverse Effect.
9.2.Compliance with Laws. Without limiting Section 10.14, Each Obligor shall (and the Parent shall ensure that each member of the Restricted Group will) comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.
9.3.Taxation.
(a)Each Obligor shall (and the Parent shall ensure that each member of the Restricted Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)such payment is being contested in good faith by appropriate proceedings;
(ii)adequate reserves established in accordance with GAAP are being maintained for such Taxes and the costs required to contest them; and
(iii)such payment can be lawfully withheld and failure to pay such Taxes is not reasonably likely to have a Material Adverse Effect.
(b)No Obligor may change its residence for Tax purposes.
9.4.Insurance. The Obligors will maintain with financially sound and reputable insurance companies insurance on their Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such risks as is consistent with sound business practice. Subject to the Agreed Security Principles and the Transaction Security Documents, the Company shall deliver to the Security Agent all general liability and other liability policies naming the Security Agent as an additional insured. The Company shall furnish to any holder of Notes such additional information as such holder may reasonably request regarding the insurance carried by the Obligors. In the event the Obligors at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required herein or to pay any premium in whole or in part relating thereto, then the Security Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Security Agent deems advisable. All sums so disbursed by the Security Agent shall constitute part of the obligations secured by the Transaction Security, payable as provided in this Agreement.
9.5.Preservation of Assets. Each Obligor shall (and the Parent shall ensure that each member of the Restricted Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business where failure to do so would reasonably be expected to have a Material Adverse Effect.
9.6.Pari Passu Ranking. Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of any holder of a Note against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.
9.7.Pensions. The Parent shall ensure that all pension schemes operated by or maintained for the benefit of any member of the Restricted Group and/or any of their employees are fully funded to the extent required by their terms and applicable laws where failure to do so would reasonably be expected to have a Material Adverse Effect.
9.8.Guarantors.
(a)The Parent shall ensure that subject to the Agreed Security Principles and paragraphs (b) and (c) below:
(i)all Material Companies which are members of the Restricted Group, and any member of the Restricted Group that is or becomes a guarantor in respect of the Senior Notes, any of the Existing Notes or the Credit Agreement, are Guarantors (in the case of any member of the Restricted Group that is or becomes a guarantor in respect of the Senior Notes, any of the Existing Notes or the Credit Agreement, before or simultaneously to becoming a guarantor in respect of the Senior Notes, any of the Existing Notes or the Credit Agreement); and
(ii)the aggregate of the earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) of the Parent and the Guarantors for each Financial Year and the aggregate gross assets (excluding goodwill) of the Parent and the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Restricted Group items and investments in Restricted Subsidiaries of any member of the Restricted Group) represents not less than 85% of Consolidated EBITDA for the corresponding Financial Year and consolidated gross assets (excluding goodwill) of all members of the Restricted Group (including the Parent), respectively, in each case calculated by reference to the most recently delivered set of Annual Financial Statements of the Group delivered under Section 7.1 (Financial Statements) and adjusted to give pro forma effect to any acquisitions (including through mergers or consolidations) and dispositions that have taken place prior to the date on which the Financial Year ends.
(b)Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavors lawfully available to avoid any unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Required Holders may (but shall not be obliged to) agree to such a limit if, in their opinion, to do so would avoid the relevant unlawfulness or personal liability.
(c)Subject to the Agreed Security Principles, any member of the Restricted Group that becomes a Material Company and any Material Company acquired in accordance with this Agreement after the Closing Date shall become a Guarantor and grant Security as the Required Holders may require (acting reasonably) (including, for the avoidance of doubt, provision of share security by the immediate Holding Company of the relevant Material Company) and such Material Company shall accede to the Intercreditor Agreement as soon as practicable and in any event within 45 days of delivery of any Annual Financial Statements delivered under Section 7.1 (Financial Statements) or within (i) in the case of any Material Company established or incorporated in England and Wales, as soon as is reasonably practicable and in any event, 60 days of its acquisition or (ii) in the case of any other Material Company, as soon as is reasonably practicable and in any event, 90 days of its acquisition, as the case may be.
(d)For the avoidance of doubt, all calculations in connection with: (i) establishing whether or not any member of the Group is a Material Company; and (ii) the Guarantor coverage test set out in this Section 9.8, shall in each case be calculated in accordance with Fixed GAAP.
9.9.Unrestricted Subsidiaries.
(a)Subject to paragraph (c) of Section 10.6 (Intra-Group Transfers), nothing in this Agreement shall restrict the Parent from designating any of its Subsidiaries as being Unrestricted Subsidiaries provided that such Subsidiary meets the requirements for such designation set out in Section 2 of Schedule 4 (Restrictive Covenants) and in the definition of “Unrestricted Subsidiary” set forth in Part II of Schedule 4 (Restrictive Covenants).
(b)If a member of the Restricted Group is designated as an Unrestricted Subsidiary, each Obligor will (i) ensure that the Unrestricted Subsidiary does not (and will, for so long as it is an Unrestricted Subsidiary, not) legally or beneficially own shares in any Restricted Subsidiary; and (ii) use its reasonable endeavors to ensure that no member of the Restricted Group has any material liabilities (including pension, environmental and Tax liabilities) to or in respect of the Unrestricted Subsidiary and if any such material liability arises the Parent will promptly notify the holders of the Notes and procure that the Unrestricted Subsidiary becomes a Restricted Subsidiary as soon as reasonably practicable and in any event within 20 Business Days of the first date on which the Parent is aware of the material liability.
9.10.Further Assurances.
(a)Each Obligor shall (and the Parent shall procure that each member of the Restricted Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favor of the Security Agent or its nominee(s)):
(i)to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the holders of the Notes provided by or pursuant to the Finance Documents or by law;
(ii)to confer on the Security Agent or confer for the benefit of the holders of the Notes Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or
(iii)to facilitate the realization of the assets which are, or are intended to be, the subject of the Transaction Security.
(b)Each Obligor shall (and the Parent shall procure that each member of the Restricted Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or for the benefit of the holders of the Notes by or pursuant to the Finance Documents.
(c)Paragraphs (a) and (b) above shall be subject to the Agreed Security Principles in relation to any Security granted after the date of this Agreement. Each Obligor must use, and must procure that any other member of the Restricted Group that is a potential provider of Transaction Security uses, all reasonable endeavors lawfully available to avoid or mitigate the legal constraints on the provision of Security provided for in the Agreed Security Principles.
(d)For the avoidance of doubt, no Security will be granted under any Transaction Security Document over any asset which is permitted to be subject to a Permitted Lien under paragraph (aa) of that definition and any purported grant of such Security shall be null and void.

9.11.Bank Accounts.
(a)Each Obligor’s bank accounts (and the Parent shall procure that each member of the Restricted Group’s bank accounts) save, in each case, for any Excluded Bank Accounts (as defined in the Credit Agreement), shall be held with a Lender (as defined in the Credit Agreement), an Affiliate of a Lender or an Acceptable Bank (as defined in the Credit Agreement).
(b)Each Obligor (and the Parent shall procure that each member of the Restricted Group) shall keep any monies held on trust for third parties segregated from monies belonging to it in separate bank accounts.
9.12.Most Favored Lender. If at any time any of the Credit Agreement, or any agreement or document related to the Credit Agreement or any Principal Credit Facility of the Company, includes (i) any covenant, event of default or similar provision that is not provided for in this Agreement, or (ii) any covenant, event of default or similar provision that is more restrictive than the same or similar covenant, event of default or similar provision provided in this Agreement (all such provisions described in clauses (i) or (ii) of this Section 9.12 being referred to as the “Most Favored Covenants”), then (a) such Most Favored Covenant shall immediately and automatically be incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis, and no such provision may thereafter be waived, amended or modified under this Agreement except pursuant to the provisions of Section 17, and (b) the Company shall promptly, and in any event within five (5) Business Days after entering into any such Most Favored Covenant, so advise the holders of Notes in writing. Thereafter, upon the request of the Required Holders, the Company shall enter into an amendment to this Agreement with the Required Holders evidencing the incorporation of such Most Favored Covenant, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation by reference described in clause (a) of the immediately preceding sentence.
9.13.Information Required by Rule 144A. The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any Qualified Institutional Buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act.
9.14.Rating Confirmation. The Company covenants that, at its sole cost and expense, it will cause to be maintained at all times a Credit Rating from at least one Rating Agency that indicates that it will monitor the rating on an ongoing basis. The Company further covenants and agrees that, within a reasonable period of time after the occurrence of any change in the Credit Rating, the Company will notify each of the holders of the Notes of such change, sent in the manner provided in Section 18. If at any time any Credit Rating is below BB- (if the Rating Agency is S&P Global Ratings) or the equivalent thereof (if the Rating Agency is Fitch Ratings, Inc. or Moody’s Investors Service, Inc.), then, notwithstanding anything to the contrary in the Notes or the other Finance Documents, the coupon on the Notes (including any applicable Default Rate) will automatically be increased by 0.75% per annum until such time (if any) as no Credit Rating is below BB- (or the equivalent thereof).
10.Negative Covenants. The undertakings in this Section 10 shall remain in force from the date of this Agreement for so long as any Notes remain outstanding or any amount remains unpaid under this Agreement or the Multiparty Guaranty.
10.1.Financial Covenants.
10.1.1.Financial Condition.
(a)The Parent shall ensure that on each Test Date the LTV Ratio does not exceed 0.75 to 1.00.
(b)The Parent shall ensure that on each Test Date the SSRCF LTV Ratio does not exceed 0.275 to 1.00.
(c)The Parent shall ensure that on each Test Date the Fixed Charge Coverage Ratio is greater than 2.00 to 1.00.
10.1.2.Financial Definitions. In this Agreement:
“ERC” means the aggregate amount of estimated remaining collections projected to be received by the Restricted Group from the Portfolio during the period of 84 Months, as calculated by the ERC Model as at the last day of the Month most recently ended prior to the date of calculation which most accurately reflects the latest performance of the portfolios.
“ERC Model” means the models and methodologies that the Parent uses to calculate the value of its loan portfolio and those of its Subsidiaries, consistently with:
(a)for the period from and including the Closing Date to and including February 28, 2021 its most recent quarterly financial statements each as of the date of such determination; and
(b)thereafter, its most recent audited financial statements each as of the date of such determination.
“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.
“Financial Year” means the annual accounting period of the Restricted Group ending on the Accounting Reference Date in each year.
“Fixed Charge Coverage Ratio” means the ratio of Consolidated EBITDA for any Relevant Period to Fixed Charges of the Parent and the Restricted Subsidiaries for such Relevant Period.

“LTV Ratio” means, in respect of any date of calculation, the aggregate Financial Indebtedness of the Restricted Group less cash and Cash Equivalent Investments held by the Restricted Group as of such date (other than cash or Cash Equivalent Investments in an amount equal to amounts collected by the Restricted Group on behalf of third-party clients and held by the Restricted Group as of such date), divided by ERC (provided that, in relation to testing dates other than on any Quarter Date, ERC shall be adjusted to give effect to purchases or disposals of performing, sub-performing or charged off accounts, loans, receivables, mortgages debentures or claims or other similar assets or instruments or portfolios thereof (including through the use of Right to Collect Accounts) made since the last day of the Month most recently ended prior to the date of calculation on the basis of estimates made on a pro-forma basis by management acting in good faith).
“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.
“Quarter Period” means the period commencing on the day immediately following a Quarter Date and ending on the next occurring Quarter Date.
“Relevant Period” means each period of four consecutive Quarter Periods ending on a Quarter Date.
“SSRCF LTV Ratio” means, in respect of any date of calculation, the aggregate drawn amount of any Financial Indebtedness which constitutes “Super Senior Liabilities” under and as defined in the Intercreditor Agreement, less cash and Cash Equivalent Investments held by the Restricted Group as of such date (other than cash or Cash Equivalent Investments in an amount equal to amounts collected by the Restricted Group on behalf of third-party clients and held by the Restricted Group as of such date), divided by ERC (provided that in relation to testing dates other than on any Quarter Date or the last day of any Month, ERC shall be adjusted to give effect to purchases or disposals of performing, sub-performing or charged off accounts, loans, receivables, mortgages debentures or claims or other similar assets or instruments or portfolios thereof (including through the use of Right to Collect Accounts) made since the last day of the Month most recently ended prior to the date of calculation on the basis of estimates made on a pro forma basis by management acting in good faith). In calculating ERC for the purposes of the SSRCF LTV Ratio only, ERC shall not include ERC from members of the Group in respect of which the holders of the Notes do not benefit from a first ranking Security interest over that member of the Group’s shares and material assets.
“Test Condition” means the aggregate Base Currency Amount (as defined in the Credit Agreement as of the date hereof) of all Utilisations (as defined in the Credit Agreement as of the date hereof) and Ancillary Outstandings (as defined in the Credit Agreement as of the date hereof) (excluding any Letters of Credit (as defined in the Credit Agreement as of the date hereof), guarantee, bond or letters of credit other than to the extent issued in relation to or to support Financial Indebtedness) exceeds 20% of the Total Commitments (as defined in the Credit Agreement as of the date hereof).

“Test Date” means: (a) in respect of the LTV Ratio, each Quarter Date on which the Test Condition is met; (b) in respect of the SSRCF LTV Ratio, each Quarter Date and on the last day of each Month; and (c) in respect of the Fixed Charge Coverage Ratio, each Quarter Date.
10.1.3.Financial Testing. The financial covenants set out in Section 10.1.1 (Financial Condition) shall only be tested on a Test Date, and if so tested will be calculated in accordance with GAAP wherever appropriate and by reference to:
(a)in the case of the LTV Ratio, each of the applicable financial statements delivered pursuant to paragraphs (a) and (b) of Section 7.1 (Financial Statements) and each Compliance Certificate delivered pursuant to paragraph (a)(i) of Section 7.2 (Provision and Contents of Compliance Certificate);
(b) in the case of the Fixed Charge Coverage Ratio, each of the applicable financial statements delivered pursuant to paragraphs (a) and (b) of Section 7.1 (Financial Statements) and each Compliance Certificate delivered pursuant to paragraph (a)(i) of Section 7.2 (Provision and Contents of Compliance Certificate); and
(c)in the case of the SSRCF LTV Ratio, each Compliance Certificate delivered pursuant to paragraph (a)(ii) of Section 7.2 (Provision and Contents of Compliance Certificate).
10.2.Restrictive Covenants. Each Obligor shall not fail to comply with the covenants set out in Schedule 4 (Restrictive Covenants).
10.3.Change of Business. Other than pursuant to a Permitted Reorganization, the Parent shall procure that no substantial change is made to the general nature of the business of the Obligors or the Restricted Group taken as a whole from that carried on by the Restricted Group at the Closing Date, provided that, for the avoidance of doubt, operations by the Obligors and/or the Restricted Group in relation to any debt servicing business, debt litigation or debt collection activities (or in each case any associated activities) shall not constitute such a change.
10.4.Acquisitions.
(a)Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other member of the Restricted Group will) undertake the acquisition of:
(i)a company or any shares or equivalent ownership interest or securities or a business or undertaking (or, in each case, any interest in any of them); or
(ii)Portfolio Accounts.

(b)Paragraph (a) above does not apply to:
(i)an acquisition of a company or any shares or equivalent ownership interest or securities or a business or undertaking (or, in each case, any interest in any of them) which is a Permitted Acquisition or Permitted Joint Venture;
(ii)an acquisition of a Portfolio Account which is a Permitted Acquisition;
(iii)the acquisition or incorporation of a newly formed company;
(iv)an acquisition by a member of the Restricted Group from another member of the Restricted Group provided that such acquisition is permitted by the provisions of Schedule 4 (Restrictive Covenants);
(v)Permitted Reorganizations; or
(vi)an acquisition of securities that are Cash Equivalent Investments.
(c)In the case of making a Permitted Acquisition that constitutes a “Business Acquisition” as defined in the definition of “Permitted Acquisition”, the Parent shall deliver (or shall procure that the relevant member of the Group delivers) to the holders of the Notes (on an information-only basis and without any liability including without limitation for the content therein) the most recent audited accounts of, and management information with respect to, the acquired business.
10.5.Joint Ventures.
(a)No Obligor shall (and the Parent shall ensure that no member of the Group will):
(i)enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in a Joint Venture; or
(ii)transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to a Joint Venture (or agree to do any of the foregoing), if that Joint Venture is established, or carries on its principal business in a country that is a Sanctioned Jurisdiction.

10.6.Intra-Group Transfers. Notwithstanding any other provision of this Agreement:
(a)no Obligor may transfer, assign or otherwise dispose of any asset to any non-Obligor if, as a result of such transfer, assignment or disposition, the test in paragraph (a)(ii) of Section 9.8 (Guarantors) would not be met if tested on a pro-forma basis taking into account such transfer, assignment or disposition;
(b)no Obligor may transfer, assign or otherwise dispose of any asset that is subject to the Transaction Security to any other Obligor, where Transaction Security will not upon or immediately following such transfer be in place in respect of such asset following the assignment, transfer or disposition; and
(c)the Parent may not designate any member of the Restricted Group as an Unrestricted Subsidiary if, as a result of such designation, the test in paragraph (a)(ii) of Section 9.8 (Guarantors) would not be met if tested on a pro-forma basis taking into account such designation.
10.7.Holding Companies. No Holdco shall trade, carry on any business, own any assets or incur any liabilities except for:
(a)the holding of shares in Subsidiaries and Joint Ventures not prohibited by this Agreement;
(b)the ownership of intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments but (subject to the Agreed Security Principles) only if those credit balances, cash and Cash Equivalent Investments are subject to the Transaction Security;
(c)the making of Intra-Group Loans or loans to the extent that (subject to the Agreed Security Principles) such loans are subject to Transaction Security;
(d)Security and guarantees (or similar) permitted under Schedule 4 (Restrictive Covenants);
(e)the entry into and performance of its obligations (and incurrence of liabilities) under the Transaction Documents and Pari Passu Debt Documents (as defined in the Intercreditor Agreement) to which it is a party;
(f)subject to the relevant creditors (or an appointed Representative on their behalf) acceding to the Intercreditor Agreement as secured creditors or as unsecured creditors in each case ranking behind the Pari Passu Creditors (as defined in the Intercreditor Agreement), the entry into and performance of its obligations (and incurrence of liabilities) under the customary documentation relating thereto to which it is a party;

(g)the granting of Transaction Security for the benefit of the holders of the Notes in accordance with the terms of the Finance Documents;
(h)the provision of administrative, managerial, financial statement accounting and legal services to other members of the Restricted Group of a type customarily provided by a Holding Company to its Subsidiaries and the ownership of assets necessary to provide such services;
(i)subject to the Intercreditor Agreement, the making of or receipt of any Permitted Payment; and
(j)general corporate administration and compliance activities including without limitation those relating to entering into engagements and other service contracts on behalf of the Group, paying overhead costs and filing fees and other ordinary course expenses (such as audit fees and Taxes), other related activities and periodic reporting requirements.
10.8.Share Capital. No Obligor shall (and the Parent shall ensure no member of the Restricted Group will) issue any shares except:
(a)by the Parent;
(b)shares by a member of the Restricted Group to another member of the Restricted Group and/or pro-rata to its minority shareholder(s) where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares held by the member of the Restricted Group also become subject to the Transaction Security on the same terms; or
(c)in connection with a Permitted Joint Venture.
10.9.Amendments. No Obligor shall (and the Parent shall ensure that no member of the Restricted Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of the Senior Note Documents or documents relating to any Pari Passu Notes (as defined in the Intercreditor Agreement) or Replacement Debt relating to the Senior Notes or Pari Passu Notes (as defined in the Intercreditor Agreement) which brings forward the maturity or any amortization of the Senior Notes, the Pari Passu Notes (as defined in the Intercreditor Agreement) or such Replacement Debt (as applicable).
10.10.Treasury Transactions. No Obligor shall (and the Parent will procure that no members of the Restricted Group will) enter into any Treasury Transaction, other than:
(a)the hedging transactions documented by the Hedging Agreements (as defined in the Credit Agreement as of the date hereof);
(b)spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes;

(c)any Treasury Transaction (as defined in the Credit Agreement as of the date hereof) entered into in the ordinary course of business for the hedging of actual or projected real exposures arising in the ordinary course of a member of the Restricted Group’s commercial activities and not for speculative purposes; and
(d)any Existing Hedging (as defined in the Credit Agreement as of the date hereof).
10.11.Note Purchase Conditions.
(a)For the purposes of this Section 10.11:
(b)“Existing Debt Amount” shall mean the total principal amount of the Senior Notes, Replacement Debt, Financial Indebtedness incurred in connection with any Permitted Purchase Obligations and Term Debt (which shall include, for the avoidance of doubt, the Existing Encore Notes and any Permitted Purchase Obligations) and issued by the Restricted Group as at the Closing Date or as at the effective date of any amendment and restatement agreement in relation to this Agreement or amendment agreement in relation to this Agreement (as applicable) entered into after the Closing Date (a “Relevant Effective Date”); and
(c)“Repurchase” shall mean a prepayment, purchase, defeasement or redemption (or otherwise retirement for value) of any Senior Notes, Replacement Debt, Financial Indebtedness incurred in connection with any Permitted Purchase Obligations or Term Debt (which shall include, for the avoidance of doubt, the Existing Encore Notes and any Permitted Purchase Obligations) provided that prepayment, purchase, defeasement or redemption (or other retirement) of any Senior Notes, Replacement Debt, Financial Indebtedness incurred in connection with any Permitted Purchase Obligations or Term Debt (which shall include, for the avoidance of doubt, the Existing Encore Notes and any Permitted Purchase Obligations) made solely with the proceeds of Additional Indebtedness (as defined in the Intercreditor Agreement) permitted to be incurred under the Intercreditor Agreement shall not be a “Repurchase.”
(d)Members of the Restricted Group may Repurchase any Senior Notes, Replacement Debt, Financial Indebtedness incurred in connection with any Permitted Purchase Obligations or Term Debt (which shall include, for the avoidance of doubt, the Existing Encore Notes and any Permitted Purchase Obligations):
(i)if the aggregate principal amount of all such Senior Notes, Replacement Debt, Financial Indebtedness incurred in connection with any Permitted Purchase Obligations and Term Debt Repurchased since the Closing Date or after a Relevant Effective Date (as applicable) does not exceed 35% of the corresponding Existing Debt Amount; and
(ii)if the aggregate principal amount of all such Senior Notes, Replacement Debt, Financial Indebtedness incurred in connection with any

Permitted Purchase Obligations and Term Debt Repurchased since the Closing Date or after a Relevant Effective Date (as applicable) exceeds 35% of the corresponding Existing Debt Amount, only if the Parent complies with Section 8.1(b) (Mandatory Credit Agreement Prepayments in Excess of $10,000,000) to the extent a mandatory prepayment is required pursuant thereto in light of any mandatory prepayments that are made under Section 27.20 of the Credit Agreement as the result of such Repurchase.
(e)No Repurchase may be made:
(i)while an Event of Default is continuing or would result from such Repurchase; or
(ii)if the Restricted Group would not be in compliance with the financial covenants set out in Section 10.1 (Financial Condition) on a pro-forma basis after taking into account such Repurchase and to be certified in a Compliance Certificate delivered prior to the making of the Repurchase (amended to set out calculations in respect of the LTV Ratio and SSRCF Ratio only and as calculated by reference to the last day of the most recently ended calendar Month).
10.12.ERC Model. Each Obligor shall ensure that the material terms of the ERC Model are not amended, modified or waived, without the prior written consent of the Required Holders (acting reasonably) other than where (i) such amendments, modifications or waivers relate to reporting format changes for internal management purposes which would not affect the holders of the Notes or (ii) changes are made in accordance with sub-paragraph (c) of Section 7.3 (Requirements as to Financial Statements).
10.13.Affiliates. None of the Obligors will enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the other Obligors) except (i) in the ordinary course of business and pursuant to the reasonable requirements of such Obligor’s business and upon fair and reasonable terms no less favorable to such Obligor than such Obligor would obtain in a comparable arm’s-length transaction, and (ii) a Permitted Reorganization.
10.14.Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any U.S. Economic Sanctions Laws, any Anti-Money Laundering Laws or any Anti-Corruption Laws, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

11.Events of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)the Company defaults in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable; or
(c)the Company does not comply with the provisions of paragraphs (a), (b) or (c) of Section 10.1.1 (Financial Condition) provided that to the extent that paragraphs (a) and (c) of Section 10.1.1 (Financial Condition) are satisfied on a subsequent Test Date and paragraph (b) is satisfied on two subsequent successive Test Dates (and Compliance Certificates have been delivered in respect of such future Test Dates in accordance with this Agreement), any such non-compliance shall be deemed to be waived for all purposes under the Finance Documents. For the avoidance of doubt, prior to the delivery of such subsequent Compliance Certificates demonstrating compliance, any of the rights under Section 12.1 (Acceleration) may be exercised and to the extent so exercised the deemed waiver under this Section 11(c) shall not apply; or
(d)the Company defaults in the performance of or compliance with any term contained in Sections  8.6, 9.8 or 10; or
(e)(i) any Obligor defaults in the performance of or compliance with the provisions of Section 7.1 (Financial Statements), Section 7.2 (Provision and Contents of Compliance Certificate) or paragraphs (a) and (b) of Section 7.3 (Requirements as to Financial Statements) and such default is not remedied within five (5) Business Days after the earlier of (x) an Authorized Officer obtaining actual knowledge of such default, and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (e)(i) of Section 11); or (ii) any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b), (c), (d) and (e)(i) of this Section 11) or in any other Finance Document and such default is not remedied within thirty (30) days after the earlier of (i) an Authorized Officer obtaining actual knowledge of such default, and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (e)(ii) of Section 11); or
(f)any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in this Agreement or in any other Finance Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(g)(i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any outstanding Material Indebtedness beyond any period of grace provided with respect thereto which default has not been (x) timely cured or (y) waived in writing by the requisite holders of such Material Indebtedness, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any Material Indebtedness or of any mortgage, indenture or other agreement relating thereto or any other condition exists, such default has not been (x) cured within any period of grace provided with respect thereto or (y) waived in writing by the requisite holders of such Material Indebtedness and as a consequence of such default or condition such Financial Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Material Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Financial Indebtedness to convert such Financial Indebtedness into equity interests), (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay Material Indebtedness before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay such Material Indebtedness; or
(h)the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(i)a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Restricted Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Restricted Subsidiaries, or any such petition shall be filed against the Company or any of its Restricted Subsidiaries and such petition shall not be dismissed within 60 days; or any event occurs with respect to the Company or any Restricted Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(h) or the foregoing portions of this Section 11(i), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(h) or the foregoing portions of this Section 11(i); or
(j)the Company or any of its Restricted Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $25,000,000 (or its equivalent in other currencies) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s) or order(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith or otherwise not covered by a creditworthy insurer or indemnitor which has acknowledged in writing coverage thereof; or
(k)if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, together with the amount by which the aggregate present value of accrued benefit liabilities under all funded Non-U.S Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans, shall exceed $25,000,000 (or its equivalent in other currencies), (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (vii) the aggregate unfunded liability (excluding the accrued funding liability for the then current fiscal year) with respect to all benefit plans (other than pension plans) maintained by the Company and the Subsidiaries exceeds $25,000,000 (or its equivalent in other currencies), (viii) the unfunded liability with respect to any pension plan maintained by the Company or any Subsidiary exceeds the maximum amount prescribed by any applicable laws or regulations of any Governmental Authority, (ix) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, (x) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; or (xi) the Company or any Subsidiary shall otherwise fail to comply with any laws, regulations or orders in the establishment, administration or maintenance of any pension plan or shall fail to pay or accrue any premiums, contributions or other amounts required by applicable pension plan documents or applicable laws; and any such event or events described in clauses (i) through (xi) above, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or
(l)any member of the Restricted Group or any Structural Creditor (as defined in the Intercreditor Agreement) that is party to the Intercreditor Agreement fails to comply in any material respect with the provisions of, or does not perform its obligations under, the Intercreditor Agreement and if the non-compliance or failure to perform is capable of remedy, it is not remedied within fifteen (15) Business Days of the earlier of the Required Holders giving notice to that party or that party becoming aware of the non-compliance or failure to perform; or
(m)(x) after the Closing Date, an Obligor (other than the Parent) ceases to be a wholly-owned Subsidiary of the Parent other than as a result of a Permitted Reorganization or transaction permitted under this Agreement, or (y) an Obligor ceases to own at least the same percentage of shares in a Material Company as on the Closing Date, except as a result of a Permitted Reorganization or transaction permitted under this Agreement; or
(n)any Senior Notes or Existing Notes are not refinanced in full by the date falling 90 days before the scheduled principal repayment date specified in the relevant Senior Notes or Existing Notes (but excluding the Notes, the Existing 2023 Encore Exchangeable Notes and any Existing Encore Convertible Notes and any other convertible notes or exchangeable notes issued by any member of the Restricted Group which prohibits optional or early redemption at par prior to their stated maturity date but in each case only for so long as the Existing Encore Convertible Notes or the Existing 2023 Encore Exchangeable Notes or any other convertible notes contain a prohibition on optional or early redemption at par prior to their stated maturity date); or
(o)this Agreement (including amendments, supplements or other modifications hereto), the Multiparty Guaranty (including amendments, supplements or other modifications thereto) or any Transaction Security Document (including amendments, supplements or other modifications thereto) shall fail to remain in full force or effect or any action shall be taken to assert the invalidity or unenforceability of (including any action taken on the part of any Obligor to assert such invalidity or unenforceability of), or which results in the invalidity or unenforceability of, any such Finance Document, or any Transaction Security Document shall, other than as permitted thereby, fail to create or maintain for any reason a valid and perfected security interest in any collateral purported to be covered thereby.
As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.Remedies on Default, Etc.
12.1.Acceleration.
(a)If an Event of Default with respect to the Company described in Section 11(h) or (i) (other than an Event of Default described in clause (i) of Section 11(h) or described in clause (vi) of Section 11(h) by virtue of the fact that such clause encompasses clause (i) of Section 11(h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, in addition to any action that may be taken pursuant to Section 12.1(c), any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
(c)If any other Event of Default has occurred and is continuing, any holder or holders of a majority in principal amount of the Notes of any Series at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes of such Series then outstanding to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate), and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from prepayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
12.2.Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or other Finance Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
12.3.Rescission. At any time after any Notes of any Series have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than a majority in principal amount of the Notes of such Series then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes of such Series, all principal of and Make-Whole Amount, if any, on any Notes of such Series that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes of such Series, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
12.4.No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Note or any other Finance Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.
12.5.Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to Section 12.1 or any such declaration shall be rescinded and annulled pursuant to Section 12.3, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.
13.Registration; Exchange; Substitution of Notes.
13.1.Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) for registration of transfer or exchange (and, in the case of a surrender for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more replacement Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such replacement Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such replacement Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000 (or its equivalent if denominated in another currency); provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note may be in a denomination of less than $1,000,000 (or its equivalent if denominated in another currency). Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
13.3.Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $5,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a replacement Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
14.Payments on Notes.
14.1.Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at such place as the holder thereof shall designate to the Company in writing. The holder of a Note may at any time, by notice to the Company, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
14.2.Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose in the case of the 2017 Notes, below such Purchaser’s name in Schedule A to the 2017 Agreement; or by such method or at such other address as such Purchaser shall have most recently specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a replacement Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchaser has made in this Section 14.2.
14.3.Tax Indemnification; FATCA Information.
(a)All payments whatsoever under this Agreement, the Notes and the Multiparty Guaranty will be made by the applicable Obligor in lawful currency of the United States of America free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.
(b)If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by any Obligor under this Agreement, the Notes or the Multiparty Guaranty, such Obligor will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement, the Notes and the Multiparty Guaranty after such deduction, withholding or payment (including any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement, the Notes or the Multiparty Guaranty before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:
(i)any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof or the exercise of remedies in respect thereof, including such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company, after the Closing Date, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement, the Notes or the Multiparty Guaranty are made to, the Taxing Jurisdiction imposing the relevant Tax;
(ii)any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any re-filings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided, further that such holder shall be deemed to have satisfied the requirements of this clause (b)(ii) upon the good faith completion and submission of such Forms (including re-filings or renewals of filings) as may be specified in a written request of the Company no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or
(iii)any combination of clauses (i) and (ii) above;
provided, further that in no event shall any Obligor be obligated to pay such additional amounts to any holder (i) not resident in the United States of America or any other jurisdiction in which an original Purchaser was resident for tax purposes on the date of the Closing (as defined in the 2017 Note Agreement) in excess of the amounts that such Obligor would be obligated to pay if such holder had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction or (ii) registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and such Obligor shall have given timely notice of such law or interpretation to such holder.
(c)The holder of each Note agrees, subject to the limitations of clause (b)(ii) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company all such forms, certificates, documents and returns provided to such holder by the Company (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that nothing in this Section 14.3 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided, further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.
(d)If any payment is made by any Obligor to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by such Obligor pursuant to this Section 14.3, then, if such holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to such Obligor such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in Section 14.3(b)(ii)) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.
(e)The Company will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by any Obligor of any Tax in respect of any amounts paid under this Agreement, the Notes or the Multiparty Guaranty, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Company, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.
(f)If any Obligor is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which such Obligor would be required to pay any additional amount under this Section 14.3, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then such Obligor or the Company will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by such Obligor or the Company) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.
(g)If any Obligor makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from the Company (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Company, subject, however, to the same limitations with respect to Forms as are set forth above.
(h)The obligations of the Obligors under this Section 14.3 shall survive the payment or transfer of any Note and the provisions of this Section 14.3 shall also apply to successive transferees of the Notes.
(i)By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United

States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3(i) shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.
15.Expenses, Etc.
15.1.Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel, local counsel and, if reasonably required by the Required Holders, other counsel) incurred by the Purchasers, any holder of a Note or the Security Agent in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any of the other Finance Documents (whether or not such amendment, waiver or consent becomes effective), and the Company will, in addition, pay: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any of the other Finance Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any of the other Finance Documents, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO.
In addition to, and not in limitation of, any of the obligations of the Company set forth above in this Section 15.1, the Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company, provided that the Company shall not be liable for the payment of any portion of such amounts described in this clause (iii) resulting from such Purchaser’s or such other holder of a Note’s gross negligence or willful misconduct.

15.2.Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any other Finance Document or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any other Obligor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any other Finance Document or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.
15.3.Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any other Finance Document, and the termination of this Agreement or any other Finance Document.
16.Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or in any of the other Finance Documents shall survive the execution and delivery of this Agreement, the Notes and the other Finance Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company or any other Obligor pursuant to this Agreement or any of the other Finance Documents shall be deemed representations and warranties of the Company or such other Obligor under this Agreement or such other Finance Document. Subject to the preceding sentence, this Agreement, the Notes and the other Finance Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
17.Amendment and Waiver.
17.1.Requirements.
(a)This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders of the Notes of each Series, except that (a) no amendment or waiver of any of Section 1, 2, 3, 4, 5 or 6 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.
(b)For so long as the Senior Notes or any Permitted Financial Indebtedness issued by a member of the Restricted Group to refinance or replace the Senior Notes or in exchange for the Senior Notes) have an Investment Grade Status (the “Suspense Period”), the following clauses of this Agreement shall not apply:
(i)Section 7.6 (Year-End); and
(ii)Sections 9.7 (Pensions), 10.8 (Share Capital) and 10.10 (Treasury Transactions).
17.2.Solicitation of Holders of Notes.
(a)Solicitation. The Company will provide each holder of a Note (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any Security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Note or any other Finance Document unless such remuneration is concurrently paid, or Security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note then outstanding even if such holder did not consent to such waiver or amendment.
(c)Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any other Finance Document by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

17.3.Binding Effect Etc. Any amendment or waiver consented to as provided in this Section 17 or any other Finance Document applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note nor any delay in exercising any rights hereunder or under any Note or other Finance Document shall operate as a waiver of any rights of any holder of such Note.
17.4.Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes or any Series thereof then outstanding have approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any Series thereof or any other Finance Document, or have directed the taking of any action provided herein or in the Notes or any Series thereof or in any other Finance Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes or any Series thereof then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
18.Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i)if to a 2017 Notes Purchaser or its nominee, to such Person at the address specified for such communications in Schedule A to the 2017 Note Agreement, or at such other address as such Person or nominee shall have specified to the Company in writing,
(ii)if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
(iii)if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed to have been given only when actually received.
19.Reproduction of Documents. This Agreement, and all documents relating hereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser on the Closing Date (as defined in this Agreement) or on the Closing Date (as defined in the 2017 Note Agreement) (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any holder of a Note from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
20.Confidential Information. For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, whether or not labeled as confidential when received by such Purchaser, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary, or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any other Finance Document. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.
In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.
21.Changes to Guarantors.
21.1.Additional Guarantors.
(a)Subject to compliance with the provisions of paragraphs (b) and (c) of Section 7.9 (“Know Your Customer” checks), the Parent may request that any of its Subsidiaries become a Guarantor.
(b)A member of the Group shall become an Additional Guarantor if:
(i)such member of the Group shall execute and deliver a joinder to each of the Multiparty Guaranty and the Indemnity and Contribution Agreement, and such member of the Group and other applicable Obligors shall execute and deliver such other Transaction Security Documents as are required by the Security Agent in light of the requirements of the Finance Documents with respect to the Transaction Security; and
(ii)the Parent shall deliver such other documentation as the Required Holders may reasonably request in connection with the foregoing, including certified resolutions and other authority documents of such member of the Group and, to the extent requested by the Required Holders, favorable opinions of counsel to such member of the Group (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Required Holders.
21.2.Resignation of a Guarantor.
(a)The Parent may request that a Guarantor cease to be a Guarantor by delivering to the holders of the Notes a written notice of such request (a “Resignation

Letter”), certifying that no Default is continuing or would result from the acceptance of such request, if:
(i)that Guarantor is being disposed of by way of a Third Party Disposal (as defined in the following clause (iii)) or as a result of the disposal of Charged Property that is otherwise permitted by this Agreement or the Intercreditor Agreement or is designated as an Unrestricted Subsidiary to the extent permitted by this Agreement, and the Parent has confirmed this is the case; or
(ii)subject to clause 30.2(b) (Amendments and Waivers: Transaction Security Documents) of the Intercreditor Agreement, the Required Holders have consented to the resignation of that Guarantor.
(iii)For purpose of this Section 21.2, “Third Party Disposal” means the disposal of an Obligor or a Holding Company of an Obligor to a person which is not a member of the Group where that disposal is permitted by this Agreement or the Intercreditor Agreement (and the Parent has confirmed this is the case).
(b)The Required Holders shall accept a Resignation Letter and notify the Parent of their acceptance if:
(i)the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter and the test in paragraph (a)(ii) of Section 9.8 (Guarantors) will be met following acceptance of the Resignation Letter;
(ii)no payment is due from the Guarantor under the Multiparty Guaranty at such time; and
(iii)no consideration is being paid to any creditor party to the Intercreditor Agreement ranking pari passu with the Notes for the resignation of such Guarantor unless the holders of the Notes simultaneously receive their ratable share of such consideration.
(c)Subject to compliance with paragraph (b) above, the resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal or disposal of Charged Property, or until the confirmation of the Parent referred to in paragraph (b) above is received or the consent referred to in Section 21.2(a)(ii) above is granted (as applicable), at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.
21.3.Repetition of Representations. Delivery of the joinders to the Multiparty Guaranty and Indemnity and Contribution Agreement constitutes confirmation by the relevant

Subsidiary that the representations and warranties of Section 5 are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.
21.4.Resignation and Release of Transaction Security Upon Disposal. If a Guarantor (or Holding Company of a Guarantor) is or is proposed to be the subject of a Third Party Disposal, or there is a disposal of Charged Property that is otherwise permitted under Schedule 4 (Restrictive Covenants) or the Intercreditor Agreement, then:
(a)where that Guarantor created Transaction Security over any of its assets or business (or Transaction Security otherwise exists over the Charged Property to be disposed of) in favor of the Security Agent or, as applicable, for the benefit of the holders of the Notes, or Transaction Security in favor of the Security Agent or, as applicable, for the benefit of the holders of the Notes was created over the shares (or equivalent) of that Guarantor, the Security Agent or, as applicable, the holders of the Notes shall, at the cost and request of the Parent, release those assets, business or shares (or equivalent) and issue certificates of non-crystallization;
(b)the resignation of that Guarantor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until the date of that disposal; and
(c)if the disposal of that Guarantor or Holding Company of that Guarantor is not made, the Resignation Letter with respect to that Guarantor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Guarantor and the Transaction Security created or intended to be created by or over that Guarantor shall continue in such force and effect as if that release had not been effected.
22.Miscellaneous.
22.1.Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder, under the Notes or under any other Finance Document without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
22.2.Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

22.3.Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
22.4.Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, Exhibits to, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
For all purposes under the Finance Documents, in connection with any Division or plan of Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
22.5.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6.Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state
22.7.Jurisdiction and Process; Waiver of Jury Trial.  (a)The Company irrevocably submits to the exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the other Finance Documents. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets are or may be subject) by a suit upon such judgment.
(c)The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)Each Guarantor which is organized under a jurisdiction other than the United States of America or any state thereof hereby irrevocably appoints the Company to receive for it, and on its behalf, service of process in the United States; and the Company hereby accepts such appointment.

(f)THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
22.8.Transaction References. The Company agrees that Prudential Private Capital may (a) refer to its role in originating the purchase of the Notes from the Company, as well as the identity of the Company and the aggregate principal amount and issue date of the Notes, on its internet site, social media channels or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium, and (b) display the Company’s corporate logo in conjunction with any such reference.
22.9.Independent Investigation. Each Purchaser represents to and agrees with each other Purchaser that it has made its own independent investigation of the condition (financial or otherwise), prospects and affairs of the Company and its Subsidiaries in connection with its entering into of this Agreement, and has made and shall continue to make its own appraisal of the creditworthiness of the Company and its Subsidiaries. No holder of Notes shall have any duty or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto. No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.
22.10.Obligation to Make Payments in Dollars. Any payment on account of an amount that is payable hereunder or under the Notes or Multiparty Guaranty in Dollars which is made to or for the account of any holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of any Obligor, shall constitute a discharge of the obligation of such Obligor under this Agreement, the Notes or the Multiparty Guaranty only to the extent of the amount of Dollars which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such holder, such Obligor agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement, the Notes and the Multiparty Guaranty, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or the Multiparty Guaranty or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

22.11.Appointment of Private Placement Noteholders Representatives. Each of The Prudential Insurance Company of America (in its capacity as a holder of a Note) and each of its undersigned affiliates which is a holder of a Note hereby appoints The Prudential Insurance Company of America to act as its “Private Placement Noteholders Representative” as defined in and for purpose of the Intercreditor Agreement, and The Prudential Insurance Company of America hereby accepts such appointment. Each of the undersigned affiliates of Guggenheim Partners Investment Management, LLC which is a holder of a Note hereby appoints Guggenheim Partners Investment Management, LLC to act as its “Private Placement Noteholders Representative” as defined in and for purpose of the Intercreditor Agreement, and Guggenheim Partners Investment Management, LLC hereby accepts such appointment. Each of the undersigned affiliates of Apollo Insurance Solutions Group LP which is a holder of a Note hereby appoints Apollo Insurance Solutions Group LP to act as its “Private Placement Noteholders Representative” as defined in and for purpose of the Intercreditor Agreement, and Apollo Insurance Solutions Group LP hereby accepts such appointment.
22.12.Amendment and Restatement; No Novation. This Agreement is not intended to be, and shall not be construed to create, a novation or accord and satisfaction, and, except as otherwise provided herein, the 2017 Note Agreement, as amended or otherwise modified from time to time prior to the effectiveness of the amendment and restatement provided hereby, shall remain in full force and effect with respect to breaches of representations and warranties or breaches of obligations which may have occurred prior to the effectiveness of the amendment and restatement provided hereby.
*     *      *     *     *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.
Very truly yours,

ENCORE CAPITAL GROUP, INC.

By:	/s/ Jonathan Clark
Name: Jonathan Clark
Title: Executive Vice President and Chief Financial Officer

The foregoing is hereby agreed to as of the date thereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, solely for purpose of Section 22.11

By:	/s/ T.J. Flanagan III
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as a 2017 Notes Purchaser

By:	/s/ T.J. Flanagan III
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY, as a 2017 Notes Purchaser

By:	PGIM, Inc., as investment manager

By:	/s/ T.J. Flanagan III
Vice President

PAR U HARTFORD LIFE & ANNUITY COMFORT TRUST, as a 2017 Notes Purchaser

By:	Prudential Arizona Reinsurance Universal Company, as Grantor

By:	PGIM, Inc., as investment manager

By:	/s/ T.J. Flanagan III
Vice President

PICA HARTFORD LIFE & ANNUITY COMFORT TRUST, as a 2017 Notes Purchaser

By:	The Prudential Insurance Company of America, as Grantor

By:	/s/ T.J. Flanagan III
Vice President

PRUDENTIAL ARIZONA REINSURANCE TERM COMPANY, as a 2017 Notes Purchaser

By:	PGIM, Inc., as investment manager

By:	/s/ T.J. Flanagan III
Vice President

PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY, as a 2017 Notes Purchaser

By:	PGIM, Inc., as investment manager

By:	/s/ T.J. Flanagan III
Vice President

PRUCO LIFE INSURANCE COMPANY, as a 2017 Notes Purchaser

By:	/s/ T.J. Flanagan III
Assistant Vice President

GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC, solely for purpose of Section 22.11

By:	/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

MIDLAND NATIONAL LIFE INSURANCE COMPANY, as a 2017 Notes Purchaser

By:	Guggenheim Partners Investment Management, LLC as Investment Manager

By:	/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

GUARANTY INCOME LIFE INSURANCE COMPANY, as a 2017 Notes Purchaser

By:	Guggenheim Partners Investment Management, LLC as Investment Manager

By:	/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

HORACE MANN LIFE INSURANCE COMPANY, as a 2017 Notes Purchaser

By:	Guggenheim Partners Investment Management, LLC as Investment Manager

By:	/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

WILTON REASSURANCE LIFE COMPANY OF NEW YORK, as a 2017 Notes Purchaser

By:	Guggenheim Partners Investment Management, LLC as Investment Manager

By:	/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

TEXAS LIFE INSURANCE COMPANY, as a 2017 Notes Purchaser

By:	Guggenheim Partners Investment Management, LLC as Investment Manager

By:	/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

WILTON REASSURANCE COMPANY, as a 2017 Notes Purchaser

By:	Guggenheim Partners Investment Management, LLC as Investment Manager

By:	/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

APOLLO INSURANCE SOLUTIONS GROUP LP, solely for purpose of Section 22.11

By:	Apollo Capital Management, L.P., its sub adviser

By:	Apollo Capital Management, GP, its General Partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

ATHENE ANNUITY & LIFE ASSURANCE COMPANY, as a 2017 Notes Purchaser

By:	Apollo Insurance Solutions Group LP, its investment adviser

By:	Apollo Capital Management, L.P., its sub adviser

By:	Apollo Capital Management, GP, its General Partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

ATHENE ANNUITY AND LIFE COMPANY, as a 2017 Notes Purchaser

By:	Apollo Insurance Solutions Group LP, its investment adviser

By:	Apollo Capital Management, L.P., its sub adviser

By:	Apollo Capital Management, GP, its General Partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Each of the undersigned Guarantors consents to the amendments effected in this Fourth Amended and Restated Senior Secured Note Purchase Agreement and the transactions contemplated hereby, reaffirms its obligations under the Multiparty Guaranty and its waivers, as set forth in the Multiparty Guaranty, of each and every one of the possible defenses to such obligations. In addition, each undersigned Guarantor reaffirms that its obligations under the Multiparty Guaranty are separate and distinct from the Company’s obligations. Each of the undersigned Guarantors agrees that it is bound by any and all provisions of this Agreement which purport to bind any Guarantor or any Obligor.
MIDLAND CREDIT MANAGEMENT, INC.
MIDLAND INTERNATIONAL LLC
MIDLAND PORTFOLIO SERVICES, INC.
MIDLAND FUNDING LLC
MRC RECEIVABLES CORPORATION
MIDLAND FUNDING NCC-2 CORPORATION
ASSET ACCEPTANCE CAPITAL CORP.
ASSET ACCEPTANCE, LLC
ATLANTIC CREDIT & FINANCE, INC.
MIDLAND INDIA LLC
ATLANTIC CREDIT & FINANCE SPECIAL FINANCE UNIT, LLC
ATLANTIC CREDIT & FINANCE SPECIAL FINANCE UNIT III, LLC

By:	/s/ Ryan Bell
Name: Ryan Bell
Title: President

SCHEDULE A
DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Accounting Reference Date” means December 31.
“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Section 21 (Changes to Guarantor).
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.
“Agreed Security Principles” means the principles set out in Schedule 3 (Agreed Security Principles).
“Agreement” means this Fourth Amended and Restated Senior Secured Note Purchase Agreement, dated as of September 1, 2020, between the Company, on the one hand, and the Purchasers, on the other hand, as it may from time to time be amended, supplemented or otherwise modified.
“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Audit Laws” means the EU Regulation (537/2014) on specific requirements regarding statutory audit of public-interest entities and repealing Commission Decision 2005/909/EC and the EU Directive (2014/56/EU) amending Directive 2006/43/EC on statutory audits of annual accounts and consolidated accounts and any law or regulation which implements that EU Directive (2014/56/EU).
“Auditors” means BDO USA LLP or any other accounting firm appointed by the Parent or the relevant member of the Group to act as its statutory auditors.
Schedule A - Page 1

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.
“Authorized Officer” means any of the President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Treasurer, Assistant Treasurer, Controller or Secretary of the Company, or such other officer of the Company as may be designated by the Company in writing to the holders of Notes from time to time, acting singly.
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Budget” means the budget required to be delivered by the Parent pursuant to Section 7.4 (Budget).
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or London, United Kingdom are required or authorized to be closed.
“Cash Equivalent Investments” has the meaning given to “Cash Equivalents” in Part II of Schedule 4 (Restrictive Covenants).
“Center of Main Interests” means the “centre of main interests” as such term is used in Article 3(1) of the Regulation (EC) no. 2015/848 of 20 May 2015 on insolvency proceedings (recast).
“Change of Control” is defined in Part II of Schedule 4 (Restrictive Covenants).
“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
“Chief Executive Officer” means the chief executive officer of the Parent or, if no chief executive officer is appointed, such other person fulfilling the functions of chief executive officer of the Parent.
“Chief Financial Officer” means the chief financial officer of the Parent or, if no chief financial officer is appointed, such other person fulfilling the functions of chief financial officer of the Parent.
“Closing” is defined in the introductory paragraph of Section 4.
“Closing Date” means the date on which the Closing occurs.
Schedule A - Page 2

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder from time to time.
“Company” is defined in the introductory paragraph.
“Compliance Certificate” shall mean a certificate from the chief financial officer, treasurer or assistant treasurer of the Borrower and containing the certifications described in Section 7.2
“Confidential Information” is defined in Section 20.
“Consolidated EBITDA” is defined in Part II of Schedule 4 (Restrictive Covenants).
“Constitutional Documents” means the constitutional documents of the Parent.
“Consumer Debt or Account” means any debt or account where the debtor is (i) an individual, or (ii) any other person in circumstances where an individual provides any surety, guarantee, credit support, Security, or other financial assistance which represents the principal credit support for the relevant debt or account in respect of that debt or account.
“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (i) was a member of such board of directors on the Closing Date, or (ii) was nominated for election or elected to such board of directors with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.
“Credit Agreement” means that certain Senior Facilities Agreement relating to a $1,050,000,000 Committed Revolving Facility, dated as of the date of this Agreement, by and among the Company, the Lenders and the other Persons party thereto and Truist Bank, as administrative agent thereunder, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.
“Credit Rating” means the private or public credit rating of the 2017 Notes issued by a Rating Agency, which credit rating identifies the 2017 Notes by their applicable Private Placement Number issued by Standard & Poor’s CUSIP Bureau.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
Schedule A - Page 3

“Default Rate” means, as to any 2017 Note, that rate of interest that is the greater of (a) 7.625% per annum and (b) 2% over the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its “base” or “prime” rate.
“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of the division including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law or any analogous action taken pursuant to any applicable law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide,” when capitalized shall have correlative meaning.
“Dollars” and “$” means lawful currency of the United States of America.
“Domestic Subsidiary” means any Restricted Subsidiary of any Person organized under the laws of a jurisdiction located in the United States of America.
“Encore Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with the Company. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of any class of voting securities (or other ownership interests) of the controlled Person and possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company or a Subsidiary under section 414 of the Code.
“ERC” is defined in Section 10.1.2.
“Event of Default” is defined in Section 11.
Schedule A - Page 4

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder from time to time in effect.
“Existing Cabot Notes” is defined in Part II of Schedule 4 (Restrictive Covenants).
“Existing 2023 Encore Exchangeable Notes” is defined in Part II of Schedule 4 (Restrictive Covenants).
“Existing Encore Convertible Notes” is defined in Part II of Schedule 4 (Restrictive Covenants).
“Existing Encore Notes” is defined in Part II of Schedule 4 (Restrictive Covenants).
“Existing Notes” means the Existing Cabot Notes and the Existing Encore Notes.
“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.
“Finance Document” means this Agreement, the Notes, the Multiparty Guaranty, the Indemnity and Contribution Agreement, the Intercreditor Agreement, any Transaction Security Document and any other document designated as a “Finance Document” by the Required Holders and the Parent.
“Financial Indebtedness” has the meaning given to “Indebtedness” in Part II of Schedule 4 (Restrictive Covenants).
“Financial Quarter” is defined in Section 10.1.2 (Financial Definitions).
“Financial Year” is defined in Section 10.1.2 (Financial Definitions).
“Fixed Charge Coverage Ratio” is defined in Section 10.1.2 (Financial Definitions).
“Fixed Charges” is defined in Part II of Schedule 4 (Restrictive Covenants).
“Fixed GAAP” means GAAP as in effect on the Closing Date or at any date after the Closing Date if the Parent makes an irrevocable election to establish that "Fixed GAAP" shall mean GAAP as in effect on a date that is on or prior to the date of such election.
“GAAP” means generally accepted accounting principles as in effect in the United States from time to time; provided, that “GAAP” shall exclude the effects of Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) or any successor or similar provision to the extent it relates to “fair value” accounting for liabilities.
Schedule A - Page 5

“Governmental Authority” means
(a)the government of
(i)the United States of America or any state or other political subdivision thereof, or
(ii)any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Group” means, at any time, the Parent and each of its Subsidiaries at such time.
“Guarantors” means the Original Guarantors and any Additional Guarantors, and “Guarantor” means any one of them.
“Holdco” means the Parent.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“including” means, unless the context clearly requires otherwise, “including without limitation.”
“Indemnity and Contribution Agreement” is defined in Section 4.1.
“Initial ERC” means the ERC forecast for the Group dated June 30, 2020.
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its Affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance
Schedule A - Page 6

company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Intercreditor Agreement” is defined in Section 4.1.
“Intra-Group Loans” means any loans made by one member of the Restricted Group to another member of the Restricted Group.
“Investment Grade Status” is defined in Part II of Schedule 4 (Restrictive Covenants).
“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity in which the interests of all members of the Restricted Group (taken together) are not more than 50%.
“Junior Lien Indebtedness” means Financial Indebtedness of the Company or any of its Restricted Subsidiaries that is secured by Liens that are junior to the Liens of the Security Agent with respect to any of the Transaction Security.
“Legal Reservations” means:
(a)the principle that certain remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors;
(b)the time barring of claims under any applicable limitation law (including the Limitation Acts), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of acquiescence, set-off or counterclaim;
(c)the principle that in certain circumstances Security granted by way of fixed charge may be recharacterized as a floating charge or that Security purported to be constituted as an assignment may be recharacterized as a charge;
(d)the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;
(e)the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(f)the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;
(g)similar principles, rights and defenses under the laws of any Relevant Jurisdiction; and
Schedule A - Page 7

(h)any other matters which are set out as qualifications or reservations as to matters of law of general application in legal opinions.
“Lenders” means the several lenders from time to time party to the Credit Agreement in their capacities as such.
“Lien” is defined in Part II of Schedule 4 (Restrictive Covenants).
“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.
“LTV Ratio” is defined in Section 10.1.2 (Financial Definitions).
“LTV Ratios” means the LTV Ratio and the SSRCF LTV Ratio.
“Luxembourg Guarantor” means Cabot Financial (Luxembourg) S.A., Cabot Financial (Luxembourg) II S.A. and any other Guarantor which is incorporated and/or established in the Grand Duchy of Luxembourg from time to time.
“Make-Whole Amount” is defined in Section 8.7.
“Mandatory Credit Agreement Prepayment” means any mandatory prepayment or repayment required to be made on any term facility or revolving credit facility under the Credit Agreement now or hereafter in effect, other than (i) any prepayment contemplated in connection with the Refinancing Transactions, (ii), any such mandatory prepayment or repayment triggered by events or circumstances which are otherwise addressed in this Agreement under Section 8.1(f) or Section 8.6, and (iii) the requirement to repay the outstanding principal amount of all revolving loans under the Credit Agreement on the Termination Date (as defined in the Credit Agreement on the date hereof), as the scheduled Termination Date may be extended from time to time hereafter.
“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations or results of operations of the Company, or the Company and its Restricted Subsidiaries taken as a whole, (ii) the ability of the Company or any Obligor to perform its obligations under the Finance Documents, or (iii) the validity or enforceability of any of the Finance Documents or the rights or remedies of the Security Agent or the holders of Notes thereunder or their rights with respect to the Transaction Security.
“Material Company” means, at any time:
(a)an Obligor; or
(b)a wholly-owned member of the Restricted Group that is the Holding Company of an Obligor; or
Schedule A - Page 8

(c)a member of the Restricted Group (other than a Permitted Purchase Obligations SPV or any Subsidiary of the Parent whose only material assets are the Capital Stock of a Permitted Purchase Obligations SPV) which:
(i)has earnings before interest, tax, depreciation and amortization calculated on the same basis as Consolidated EBITDA (but on an unconsolidated basis and excluding intra-Restricted Group items and investments in Restricted Subsidiaries of any member of the Restricted Group) representing more than 5%. of Consolidated EBITDA of the Restricted Group calculated on a consolidated basis; or
(ii)has gross assets (on an unconsolidated basis excluding intra-Restricted Group items, goodwill and investments in Restricted Subsidiaries of any member of the Restricted Group) representing 5% or more of the gross assets of the Restricted Group calculated on a consolidated basis (excluding goodwill), but does not include:
(d)a Permitted Purchase Obligations SPV; or
(e)a Restricted Subsidiary whose only assets are the Capital Stock in a Permitted Purchase Obligations SPV.
Compliance with the conditions set out in paragraph (c) above shall be determined by reference to:
(i)the most recent Annual Financial Statements of the Group (adjusted in accordance with Section 7.7 (Unrestricted Subsidiaries)) supplied under paragraph (a) of Section 7.1 (Financial Statements) and the Compliance Certificate relating thereto; and
(ii)the latest (if applicable) consolidated financial statements of the Subsidiary (audited to the extent required by law). However, if a Subsidiary has been acquired since the date as at which the latest Annual Financial Statements of the Group were prepared, the Annual Financial Statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Chief Financial Officer or the Chief Executive Officer of the Parent as representing an accurate reflection of the revised Consolidated EBITDA) or gross assets of the Restricted Group).
A report by the Auditors of the Parent that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties. All calculations in connection with establishing whether or not any member of the Group is a Material Company shall be calculated in accordance with Fixed GAAP.
Schedule A - Page 9

“Material Indebtedness” means any Financial Indebtedness of the Company or any Restricted Subsidiary in an outstanding principal amount of $25,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and
(b)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The above rules will only apply to the last Month of any period.
“Most Favored Covenants” is defined in Section 9.12.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“Multiparty Guaranty” is defined in Section 4.1.
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Non-Consumer Debt or Accounts” means any debt or account that is not a Consumer Debt or Account.
“Non-Permitted Jurisdiction Originated Account” means a Portfolio Account originally issued or extended to a person:
(a)outside the United Kingdom, the United States or a Permitted Jurisdiction, unless such person was resident in the United Kingdom, the United States or a Permitted Jurisdiction at such time; and
(b)in a jurisdiction which is not a Sanctioned Jurisdiction.
“Non-UK/Non-US Originated Account” means a Portfolio Account originally issued or extended to a person outside the United Kingdom or the United States unless such person was resident in the United Kingdom or the United States at such time.
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement
Schedule A - Page 10

income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Notes” is defined in the flush language at the end of Section 1.
“Notice Event” means:
(i)the execution by the Company or any Subsidiary or Affiliate of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change of Control; or
(ii)the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change of Control.
“Obligors” means the Parent and the Guarantors and “Obligor” means any one of them.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” means a certificate of an Authorized Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“Original Financial Statements” means:
(a)the audited financial statements of the Group ending December 31, 2019; and
(b)in relation to any other Obligor, its audited (to the extent required by law to be audited) financial statements (to the extent required by law to be produced) delivered as required by Section 21 (Changes to Guarantors).
“Original Guarantors” means the Companies listed in Schedule 1 (The Original Guarantors).
“Parent” is defined in the introductory paragraph.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Perfection Requirements” means the making or procuring of appropriate registrations, filings, endorsements, stampings, intimation in accordance with local laws, notations in stock registries, notarizations, legalization and/or notifications of the Transaction Security Documents and/or the Transaction Security created thereunder.
Schedule A - Page 11

“Permitted Acquisition” means an acquisition:
(a)of shares or other ownership interests in a company representing at least 50.1% of the issued share capital or other ownership interests of such company or of a business or undertaking carried on as a going concern (each a “Business Acquisition”); or
(b)an acquisition of Portfolio Accounts for consideration in cash, but only if:
(i)in relation to a Business Acquisition, no Event of Default has occurred and is continuing at the time the relevant member of the Restricted Group contractually commits to the relevant acquisition or would result therefrom;
(ii)in relation to an acquisition of Portfolio Accounts, no Event of Default has occurred and is continuing at the time the relevant member of the Restricted Group contractually commits to the relevant acquisition or would result therefrom;
(iii)in relation to a Business Acquisition, the acquired company, business, or undertaking is engaged in a business, service or activity that is related, complementary, incidental, ancillary or similar to any of the businesses, services or activities that are carried on by the Restricted Group at the time of such Business Acquisition;
(iv)in relation to an acquisition of a Portfolio Account:
(A)if the aggregate purchase value of Portfolio Accounts acquired by the Restricted Group since the most recent Quarter Date exceeds or will as a result of such acquisition of Portfolio Accounts exceed an amount equal to 50% of the amount budgeted for acquisitions of Portfolio Accounts in the Budget for the relevant Financial Year, the Parent has delivered a Compliance Certificate (amended to set out calculations in respect of the LTV Ratios and the acquired Portfolio Accounts only) signed by the Chief Financial Officer or the Chief Executive Officer showing in reasonable detail calculations demonstrating that it is in compliance with the LTV Ratios (calculated by reference to the last day of the most recently ended calendar Month);
(B)in the case of a Portfolio Account constituting either (i) a Non-Consumer Debt or Account, or (ii) a Non-UK/Non-US Originated Account, having regard to the circumstances applying at the time the relevant member of the Restricted Group contractually commits to the
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relevant acquisition, the relevant acquisition would not result in a failure to comply with the definition of "Portfolio Account"; and
(C)such acquisition is in compliance with Schedule 4 (Restrictive Covenants);
(v)in relation to a Business Acquisition of less than 100% but more than 50.1% of the issued share capital or other ownership interest interests of a company which following the acquisition would constitute a Material Company, subject to such company becoming an Obligor and granting Security (on substantially the same or equivalent terms to the Transaction Security granted as a condition precedent to Closing and subject to the Agreed Security Principles) over all its assets in favor of the Security Agent for the benefit of the Secured Parties as soon as practicable and in any event within:
(A)in the case of a Business Acquisition in England and Wales, 60 days; or
(B)in the case of a Business Acquisition in any other jurisdiction, 90 days, of consummation of the relevant acquisition;
(vi)in relation to a Business Acquisition, the Parent has delivered a Compliance Certificate (amended to set out calculations in respect of the LTV Ratios and the Portfolio Accounts only) signed by the Chief Financial Officer or the Chief Executive Officer showing in reasonable detail calculations demonstrating:
(A)that it will remain in compliance with the LTV Ratios immediately following completion of the relevant acquisition (calculated by reference to the last day of the most recently ended Financial Quarter and on a pro forma basis for the proposed Business Acquisition taking into account any Financial Indebtedness incurred or to be incurred by any member of the Restricted Group in relation to the proposed acquisition); and
(B)to the extent that the Business Acquisition includes an acquisition of any Non-Consumer Debt or Account or any Non-UK/Non-US Originated Accounts, having regard to the circumstances applying at the time the relevant member of the Restricted Group contractually commits to the relevant acquisition, that the relevant acquisition would not result in a failure to comply with the definition of “Portfolio Account;”
(vii)in relation to a Business Acquisition, the acquired company, business or undertaking is incorporated or established, and carries on its principal
Schedule A - Page 13

business, in the United Kingdom, European Union, European Economic Area, India, United States of America or Canada;
(viii)in the reasonable opinion of the Parent, such acquisitions are directly or indirectly EBITDA-enhancing over the next three Financial Years after the completion of such acquisition having regard to the Group as a whole and the nature of the Group’s business in the debt purchase and debt collection market; and
(ix)in relation to an acquisition of Portfolio Accounts to be funded by a borrowing under the Credit Agreement in an amount of more than:
(A)7.5% of ERC (as determined by reference to the Compliance Certificate most recently delivered under this Agreement or (if relevant) the last day of the most recently ended calendar month on a pro forma basis for such acquisition), the Parent notifies the holders of the Notes of such acquisition promptly following its completion and provides them with such information in relation to the acquisition as the Required Holders may reasonably require promptly upon request; or
(B)15% of ERC (as determined by reference to the Compliance Certificate most recently delivered under this Agreement or (if relevant) the last day of the most recently ended calendar month on a pro forma basis for such acquisition), the prior written consent of the Required Holders has been obtained.
“Permitted Financial Indebtedness” means any Financial Indebtedness which is permitted under Section 1.2 of Schedule 4 (Restrictive Covenants).
“Permitted Joint Venture” means any investment in a Joint Venture that is not prohibited by Section 10.5 (Joint Venture).
“Permitted Jurisdiction” means each of Ireland, France, Spain, Portugal, Italy, Germany, The Netherlands, Australia, New Zealand and Poland.
“Permitted Jurisdiction Non-UK/Non-US Originated Account” means a Portfolio Account originally issued or extended to a person outside the United Kingdom or the United States unless such person was resident in the United Kingdom or the United States at such time, provided that:
(a)the aggregate “ERC” amount of all Permitted Jurisdiction Originated Accounts in any individual Permitted Jurisdiction (calculated on the same basis as ERC and as set out in the further proviso below) at the time the relevant member of the Restricted Group contractually commits to the relevant acquisition does not exceed (i) in the case of each of Ireland, France and Spain, an amount equal to 20% of ERC and (ii) in the case of each other individual Permitted Jurisdiction, an amount equal to 10% of ERC
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(as determined in each case by reference to the Compliance Certificate most recently delivered under this Agreement or if relevant the last day of the most recently ended calendar Month adjusted on a pro forma basis for the proposed acquisition); and
(b)the aggregate “ERC” amount of all Non-Permitted Jurisdiction Originated Accounts (calculated on the same basis as ERC and as set out in the further proviso below) at the time the relevant member of the Restricted Group contractually commits to the relevant acquisition does not exceed an amount equal to 5% of ERC (as determined by reference to the Compliance Certificate most recently delivered under this Agreement or if relevant the last day of the most recently ended calendar Month adjusted on a pro forma basis for the proposed acquisition), and provided, further, that for the purposes of this definition, when calculating the aggregate “ERC” amount of all such Permitted Jurisdiction Originated Accounts or all such Non-Permitted Jurisdiction Originated Accounts debt, it shall refer to the estimated remaining collections projected to be received over 84 Months from the debt portfolio of which such debt is a component multiplied by the ratio of Permitted Jurisdiction Originated Accounts or Non-Permitted Jurisdiction Originated Accounts to total accounts in that debt portfolio, respectively.
“Permitted Jurisdiction Originated Account” means a Portfolio Account originally issued or extended to a person in a Permitted Jurisdiction.
“Permitted Payment” is defined in the Intercreditor Agreement.
“Permitted Purchase Obligations” is defined in Part II of Schedule 4 (Restrictive Covenants).
“Permitted Purchase Obligations SPV” is defined in Part II of Schedule 4 (Restrictive Covenants).
“Permitted Refinancing Indebtedness” means any Refinancing Indebtedness (as defined in Part II of Schedule 4 (Restrictive Covenants)).
“Permitted Reorganization” means:
(a)an amalgamation, merger, transfer, consolidation, liquidation, dissolution or corporate reconstruction (each a “Reorganization”) on a solvent basis of a member of the Restricted Group where:
(i)all of the business and assets of that member of the Restricted Group remain within the Restricted Group (and if that member of the Restricted Group was an Obligor immediately prior to such Reorganization being implemented, all of the business and assets of that member are retained by one or more other Obligors);
(ii)if it or its assets or the shares in it were subject to the Transaction Security immediately prior to such Reorganization, the Security Agent will enjoy
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substantially the same or equivalent Security over the same assets or, as the case may be, over it or the shares in it (or in each case over the shares of its successor) or, where a member of the Group is being dissolved or liquidated, its assets (after payment of creditors) are passed up to its Holding Company (subject to such Holding Company granting the same or equivalent Security over the relevant assets in favor of the Security Agent); and
(iii)in the case of an amalgamation, merger or corporate reconstruction, if such member of the Group is an Obligor, the surviving entity is or becomes an Obligor to at least the same extent as such first mentioned Obligor immediately prior to the said amalgamation, merger or corporate reconstruction;
(b)any Reorganization permitted under Schedule 4 (Restrictive Covenants); or
(c)any other Reorganization of one or more members of the Restricted Group approved by the Required Holders (acting reasonably).
“Permitted Unsecured Indebtedness Repayment Event” means (i) any unsecured Financial Indebtedness, Subordinated Indebtedness or Junior Lien Indebtedness that has a scheduled final maturity or is subject to scheduled mandatory prepayment, redemption or defeasance prior to the scheduled final maturity of the Notes, and (ii) if such Financial Indebtedness has not been refinanced in its entirety in compliance with the terms of this Agreement on or before the date that is 10 Business days prior to the date that is three months prior to the earliest of the date of the scheduled final maturity or any scheduled mandatory prepayment, redemption or defeasance of such Financial Indebtedness.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Portfolio” means the Portfolio Accounts.
“Portfolio Account” means:
(a)(i) a performing, sub-performing or charged-off consumer account, loan, receivable, mortgage, debenture, claim or other similar asset or instrument or any other consumer account owned by the Restricted Group (in each case, a “Consumer Portfolio Account”); (ii) (to the extent that, when calculating the aggregate “ERC” amount under the Senior Notes, this is also taken into account and the same methodology is used) any sale, lease, license, transfer or other disposal of any asset (including but not limited to
Schedule A - Page 16

real estate) owned or held (as relevant) by the Restricted Group following any acceleration, enforcement or similar action or proceeding or following any restructuring arrangement (such action or proceeding, or restructuring arrangement, (in each case, as appropriate) having taken place prior to or following such asset being owned or held (as relevant) by the Restricted Group) in connection with any Consumer Portfolio Account; or (iii) any Non-Consumer Debt or Account; or
(b)a Right to Collect Account,
provided that:
(i)the aggregate “ERC” amount of all Non-Consumer Debt or Accounts (calculated on the same basis as ERC and as set out in the further proviso below) at the time the relevant member of the Restricted Group contractually commits to the relevant acquisition does not exceed an amount equal to 7.5% of ERC (as determined by reference to the Compliance Certificate most recently delivered under this Agreement or if relevant the last day of the most recently ended calendar Month adjusted on a pro forma basis for the proposed acquisition); and
(ii)the aggregate “ERC” amount of all Permitted Jurisdiction Non-UK/Non-US Originated Accounts (calculated on the same basis as ERC and as set out in the further proviso below) at the time the relevant member of the Restricted Group contractually commits to the relevant acquisition does not exceed an amount equal to 50% of ERC (as determined by reference to the Compliance Certificate most recently delivered under this Agreement or if relevant the last day of the most recently ended calendar Month adjusted on a pro forma basis for the proposed acquisition), and provided, further, that for the purposes of this definition, when calculating the aggregate “ERC” amount of all such Non-Consumer Debt or Accounts or all such Permitted Jurisdiction Non-UK/Non-US Originated Accounts, it shall refer to the estimated remaining collections projected to be received over 84 Months from the debt portfolio of which such debt is a component multiplied by the ratio of Non-Consumer Debt or Accounts or Permitted Jurisdiction Non-UK/Non-US Originated Accounts to total accounts in that debt portfolio, respectively.
“Principal Credit Facility” means any loan agreement, credit agreement, note purchase agreement, indenture or similar document under which credit facilities in the aggregate original principal or commitment amount of at least $20,000,000 are provided for.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Purchasers” is defined in the is defined in the introductory paragraph.
Schedule A - Page 17

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Quarter Date” is defined in Section 10.1.2 (Financial Definitions).
“Quarter Period” is defined in Section 10.1.2 (Financial Definitions).
“Ratable Share” means, at any time, the aggregate principal amount of Notes outstanding at such time as a percentage of the sum of (x) the aggregate principal amount of Loans (as defined in the Credit Agreement as of the Closing Date) outstanding at such time plus (y) the aggregate principal amount of Notes outstanding at such time.
“Rating Agency” means, at any time, any of Fitch Ratings, Inc., Moody’s Investors Service, Inc. or S&P Global Ratings so long as such nationally recognized statistical rating organization qualifies at such time for the ratings exception of the SVO.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Relevant Acceleration Event” is defined in Schedule 3 (Agreed Security Principles).
“Relevant Jurisdiction” means, in relation to an Obligor:
(a)its jurisdiction of incorporation;
(b)any jurisdiction where it conducts a substantial part of its business or its principal place of business; and
(c)the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.
“Relevant Period” is defined in Section 10.1.2 (Financial Definitions).
“Replacement Debt” means Permitted Refinancing Indebtedness where the proceeds are applied within one (1) day of the incurrence of the Permitted Refinancing Indebtedness (provided that the Parent shall use its reasonable endeavors to procure that it is applied on the same day) in prepayment, purchase, defeasance, satisfaction and discharge or redemption of (a) the Senior Notes, Indebtedness incurred in connection with any Permitted Purchase Obligations or any Term Debt; or (b) any Permitted Refinancing Indebtedness.
Schedule A - Page 18

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
“Reportable Event” means a reportable event as defined in section 4043 of ERISA and the regulations issued under such section, with respect to a Plan subject to Title IV of ERISA, excluding, however, such events as to which the PBGC has by regulation waived the requirement of section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of section 412 of the Code and of section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either section 4043(a) of ERISA or variance from the minimum funding standard allowed under section 412(c) of the Code.
“Required Holders” means, at any time, the holder or holders of a majority of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding (exclusive of Notes then owned by the Company, any Subsidiary or any of their respective Affiliates).
“Restricted Group” means the Parent and the Restricted Subsidiaries.
“Restricted Subsidiary” means a Subsidiary of the Parent other than an Unrestricted Subsidiary.
“Right to Collect Account” means a performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim or other similar asset or instrument that is owned by a Person that is not a member of the Restricted Group (a “Third Party”) and in respect of which:
(a)such Third Party is unable or unwilling to dispose of, or is not established for the purpose of disposing of, the relevant performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim or other similar asset or instrument to a member of the Restricted Group and:
(i)a member of the Restricted Group is entitled to collect and retain substantially all of the amounts due under such performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim or other similar asset or instrument or to receive amounts equivalent thereto; or
(ii)a member of the Restricted Group shall be entitled to the transfer of all such amounts received under such performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim or other similar asset or instrument and such amounts will be transferred to a member of the Restricted Group within a period of not more than 45 days from the date of their collection; or
Schedule A - Page 19

(b)
(i)a member of the Restricted Group shall have legal (and beneficial) or beneficial title (or the relevant local law equivalent in each case) to such relevant performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or other claim or other similar asset or instrument and any amounts collected thereunder. Any amounts collected thereunder shall be transferred to a member of the Restricted Group within a period of not more than 45 days from the date of their collection; or
(ii)a member of the Restricted Group shall be legally (and beneficially) or beneficially entitled (or the relevant local law equivalent in each case) to collect and retain substantially all of the amounts due under such performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim or other similar asset or instrument or to receive amounts equivalent thereto.
For the avoidance of doubt, nothing in this definition shall restrict any Unrestricted Subsidiary from engaging in any of the activities applicable to Restricted Subsidiaries provided that such activity shall not constitute a Right to Collect Account unless a Restricted Subsidiary has the rights with respect to such Right to Collect Account detailed under paragraph (a) or (b) above.
“Sanctioned Jurisdiction” means a country or territory which is subject to:
(a)general trade, economic or financial sanctions or embargoes imposed, administered or enforced by (i) the US Department of Treasury’s Office of Foreign Assets Control, (ii) the United Nations Security Council, (iii) the European Union or (iv) the United Kingdom, including Her Majesty’s Treasury of the United Kingdom; or
(b)general economic or financial sanctions embargoes imposed by the US federal government and administered by the US State Department, the US Department of Commerce or the US Department of the Treasury.
“SEC” means the Securities and Exchange Commission of the United States.
“Secured Obligations” is defined in the Intercreditor Agreement.
“Secured Parties” is defined in the Intercreditor Agreement.
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder from time to time in effect.
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Security Agent” means Truist Bank, in its capacity as security trustee for the Secured Parties.
Schedule A - Page 20

“Senior Note Documents” means the Senior Note Documents (as such term is defined in the Intercreditor Agreement).
“Senior Notes” means the Senior Notes (as such term is defined in the Intercreditor Agreement).
“Series” is defined in the flush language at the end of Section 1.
“SSRCF LTV” Ratio” is defined in Section 10.1.2 (Financial Definitions).
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Stretch Facility” means any “Facility” as defined in the Stretch Facility Agreement.
“Stretch Facility Agreement” means the facility agreement comprising a term loan facility of up to $300,000,000 made between the Parent and the other parties thereto.
“Structural Debt Documents” means any document or agreement evidencing the terms of any Structural Liabilities.
“Structural Liabilities” is defined in the Intercreditor Agreement.
“Subordinated Indebtedness” of a Person means any Financial Indebtedness (other than Financial Indebtedness arising from intercompany loans and advances) of such Person the payment of which is subordinated to payment of the Secured Obligations.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.
“SVO” means the Securities Valuation Office of the NAIC.
“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.
“Taxing Jurisdiction” is defined in Section 14.3(a).
Schedule A - Page 21

“Term Debt” means on any date, Financial Indebtedness with a scheduled maturity date 12 Months or more from the date on which such Financial Indebtedness was incurred (and for the avoidance of doubt excluding the Facilities and any Ancillary Facility (as such terms are defined in the Credit Agreement)). In no event shall the Notes be “Term Debt.”
“Transaction Documents” means the Finance Documents, the Senior Note Documents, the Structural Debt Documents and the Constitutional Documents.
“Transaction Security” means the Security created or expressed to be created in respect of the obligations of any of the Obligors under any of the Finance Documents pursuant to the Transaction Security Documents.
“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in Schedule 2 (Transaction Security Documents), together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.
“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.
“Unrestricted Subsidiary” is defined in Part II of Schedule 4 (Restrictive Covenants).
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“Wholly-Owned Subsidiary” means (i) any Restricted Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the Company or one or more wholly-owned Restricted Subsidiaries of the Company, or by the Company and one or more wholly-owned Restricted Subsidiaries of the Company, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled by one or more Persons referred to in clause (i) above.
“2017 Note Agreement” is defined in Section 1.1.
“2017 Notes” is defined in Section 1.2.
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“2017 Notes Purchasers” means the Purchasers of the 2017 Notes specified in the Purchaser Schedule attached to the 2017 Note Agreement as Schedule A.

Schedule A - Page 23

SCHEDULE 1
THE ORIGINAL GUARANTORS

Name of Original Guarantor	Registration number	Place of incorporation
Cabot Credit Management Limited	5754978	England & Wales
Cabot Financial (UK) Limited	3757424	England & Wales
Cabot Financial (Luxembourg) S.A.	B-171245	Luxembourg
Cabot Financial (Luxembourg) II S.A.	B-201268	Luxembourg
Cabot Financial Limited	5714535	England & Wales
Cabot Financial Holdings Group Limited	4934534	England & Wales
Cabot Credit Management Group Limited	4071551	England & Wales
Cabot Financial Debt Recovery Services Limited	3936134	England & Wales
Cabot Financial (Europe) Limited	3439445	England & Wales
Financial Investigations and Recoveries (Europe) Limited	3958421	England & Wales
Apex Credit Management Limited	3967099	England & Wales
Cabot Financial (Ireland) Limited	144084	Ireland
Cabot Asset Purchases (Ireland) Limited	349016	Ireland
Cabot Securitisation Europe Limited	572606	Ireland
Cabot UK Holdco Limited	08467515	England & Wales
Cabot Holdings S.à.r.l.	B176902	Luxembourg
Marlin Financial Group Limited	7195881	England & Wales
Marlin Financial Intermediate Limited	7196379	England & Wales
Schedule 1 - Page 1

Marlin Financial Intermediate II Limited	8346249	England & Wales
Marlin Midway Limited	8255990	England & Wales
Black Tip Capital Holdings Limited	5927496	England & Wales
Marlin Senior Holdings Limited	8215555	England & Wales
Marlin Portfolio Holdings Limited	8215352	England & Wales
Marlin Legal Services Limited	6200270	England & Wales
Midland Credit Management, Inc.	0048421	Kansas
Midland Portfolio Services, Inc.	3978399	Delaware
Midland Funding, LLC	3978393	Delaware
Asset Acceptance Capital Corp.	3706574	Delaware
Asset Acceptance, LLC	3568396	Delaware
Janus Holdings Luxembourg S.à.r.l.	B178454	Luxembourg
Encore Capital Group UK Limited	11309536	England & Wales
Encore Holdings Luxembourg S.a. r.l.	B198551	Luxembourg
Marlin Intermediate Holdings Limited	08248105	England & Wales
Schedule 1 - Page 2

SCHEDULE 2
TRANSACTION SECURITY DOCUMENTS

Schedule 2 - Page 1

SCHEDULE 3
AGREED SECURITY PRINCIPLES

Schedule 3 - Page 1

SCHEDULE 4
RESTRICTIVE COVENANTS
PART II
COVENANTS
1.LIMITATION ON INDEBTEDNESS
1.1The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Parent or a Subsidiary Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Parent and its Restricted Subsidiaries is greater than 2.0 to 1.0.
1.2Section 1.1 shall not prohibit the Incurrence of the following Indebtedness:
(a)Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers' acceptances issued or created under any Credit Facility), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) the greater of (x) $1,210.0 million and (y) 17.5% of ERC, plus (ii) in the case of any refinancing of any Indebtedness permitted under this paragraph (a) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;
(b)(i)    Guarantees by the Parent or any Restricted Subsidiary of Indebtedness of
Parent or any Restricted Subsidiary in each case so long as the Incurrence of such Indebtedness being guaranteed is permitted under the terms of this Agreement; provided, that if the Indebtedness being guaranteed is subordinated to the Encore Private Placement Notes, then the guarantee must be subordinated to the obligations of the Guarantors under the Multiparty Guaranty to the same extent as the Indebtedness guaranteed; or
(ii)   without limiting Section 3 (Limitation on Liens), Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Parent or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Agreement;
(c)Indebtedness of the Parent owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Parent or any Restricted Subsidiary; provided, however, that:
(i)if any Obligor is the obligor on any such Indebtedness and the obligee is not an Obligor, it is either a Working Capital Intercompany Loan or unsecured and expressly subordinated in right of payment to prior payment in full of the Encore Private Placement Notes; and
(ii)any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Parent or a Restricted Subsidiary, and any sale or other transfer of any such Indebtedness to a Person other than the Parent or a Restricted
Schedule 4 - Page 1

Subsidiary, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this paragraph (c) by the Parent or such Restricted Subsidiary, as the case may be;
(d)Indebtedness represented by (i) any Indebtedness (other than Indebtedness described in paragraphs (a), (c), (g) or (o)) outstanding on the Closing Date after giving pro forma effect to the Refinancing Transactions as if they had occurred on such date, including the Existing Cabot Notes and the Existing Encore Notes, (ii) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this paragraph (d) or paragraph (e) or Incurred pursuant to Section 1.1 and (iii) Management Advances;
(e)Indebtedness of any Person (i) outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Parent or any Restricted Subsidiary or (ii) Incurred to provide all or any portion of the funds utilised to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Parent or a Restricted Subsidiary; provided, however, with respect to this paragraph (e), that at the time of such acquisition or other transaction (x) the Parent would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 1.1 after giving pro forma effect to the relevant acquisition and Incurrence of such Indebtedness pursuant to this paragraph (e) or (y) the Fixed Charge Coverage Ratio for the Parent and its Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such acquisition or other transaction;
(f)Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Parent or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or Senior Management of the Parent);
(g)Indebtedness represented by Capitalised Lease Obligations or Purchase Money Obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of property, plant or equipment or other assets (including Capital Stock) used in the business of the Parent or any of its Restricted Subsidiaries, and in each case any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (g) and then outstanding, will not exceed at any time outstanding the greater of (i) $145.0 million and (ii) 3.0% of Total Assets;
(h)Indebtedness in respect of (i) workers' compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Parent or a Restricted Subsidiary or relating to liabilities, obligations, indemnities or guarantees Incurred in the ordinary course of business or for governmental or regulatory requirements, in each case not in connection with the borrowing of money, (ii) letters of credit, bankers' acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, (iii) the financing of insurance premiums in the ordinary course of business and (iv) any customary cash management, cash pooling or netting or setting off
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arrangements in the ordinary course of business; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing;
(i)Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that, in the case of a disposition, the maximum liability of the Parent and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Parent and its Restricted Subsidiaries in connection with such disposition;
(j)(i)    Indebtedness arising from the honouring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;
(ii)   Customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business; and
(iii)   Indebtedness Incurred by a Restricted Subsidiary in connection with bankers'
acceptances, discounted bills of exchange or the discounting or factoring of Receivables for credit management purposes, in each case, not in connection with the borrowing of money and Incurred or undertaken in the ordinary course of business on arm's length commercial terms;
(k)Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this paragraph (k) and then outstanding, will not exceed the greater of (i) $285.0 million and (ii) 6.0% of Total Assets;
(l)Indebtedness represented by Permitted Purchase Obligations;
(m)Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this paragraph (m) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Parent from the issuance or sale (other than to a Restricted Subsidiary) of its Subordinated Shareholder Funding or Capital Stock (other than Disqualified Stock, Designated Preference Shares or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preference Shares or an Excluded Contribution) of the Parent, in each case, subsequent to the Closing Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 2.1 and paragraphs (a), (f), (j) and (n) of Section 2.3 to the extent the Parent and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any Net
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Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this paragraph (m) to the extent the Parent or any of its Restricted Subsidiaries makes a Restricted Payment under Section 2.1 and/or paragraphs (a), (f), (j) or (n) of Section 2.3 in reliance thereon;
(n)Indebtedness represented by the unpaid purchase price for portfolio assets acquired in the ordinary course of business; provided, however, that such amounts are due within one year of the acquisition of the related portfolio assets; and
(o)Indebtedness Incurred pursuant to (x) (i) the Stretch Facility Agreement (including letters of credit or bankers' acceptances issued or created thereunder) or (ii) any other Indebtedness Incurred in lieu of the Stretch Facility Agreement outstanding on the Closing Date, and (y) any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (o) and then outstanding, will not exceed at any time outstanding $300.0 million, plus in the case of any refinancing of any Indebtedness permitted under this paragraph (o) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.
1.3For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 1:
(a)in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 1, the Parent, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and will only be required to include the amount and type of such Indebtedness in one of the paragraphs of Section 1.1 or Section 1.2; provided that (i) Indebtedness Incurred pursuant to paragraph (a) of Section 1.2 may not be reclassified, and the Encore Private Placement Notes and Indebtedness under the Credit Agreement outstanding or Incurred on the Closing Date will be deemed to have been Incurred on such date in reliance on the exception provided in paragraph (a) of Section 1.2; and (ii) Indebtedness Incurred pursuant to paragraph (o) of Section 1.2 may not be reclassified, and Indebtedness under the Stretch Facility Agreement Incurred or outstanding on the Closing Date will be deemed to have been Incurred on such date in reliance on the exception provided in paragraph (o) of Section 1.2;
(b)Guarantees of, or obligations in respect of letters of credit, bankers' acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
(c)if obligations in respect of letters of credit, bankers' acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to paragraphs (a), (g), (k) or (o) of Section 1.2 or pursuant to Section 1.1 and the letters of credit, bankers' acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;
(d)the principal amount of any Disqualified Stock of the Parent or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
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(e)for the purposes of determining "ERC" under paragraphs (a)(i)(y) of Section 1.2, (i) pro forma effect shall be given to ERC on the same basis as for calculating the LTV Ratio for the Parent and its Restricted Subsidiaries and (ii) ERC shall be measured on or about the date on which the Parent obtains new commitments (in the case of revolving facilities) or incurs new Indebtedness (in the case of term facilities);
(f)Indebtedness permitted by this Section 1 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 1 permitting such Indebtedness; and
(g)the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.
1.4Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortisation of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 1. The amount of any Indebtedness outstanding as of any date shall be calculated as specified under the definition of "Indebtedness."
1.5If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 1, the Parent shall be in default of this Section 1).
1.6For purposes of determining compliance with any US dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or, at the option of the Parent, first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that (a) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than US dollars, and such refinancing would cause the applicable US dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (b) the Dollar Equivalent of the principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date; and (c) if and for so long as any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in US dollars, will be the amount of the principal payment required to be made under such Currency Agreement and, otherwise, the Dollar Equivalent of such amount plus the Dollar Equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement. For purposes of calculating compliance with paragraphs (a) or (o) of Section 1.2 or for calculating the amount of Indebtedness outstanding under any revolving credit facility, to the extent a Credit Facility is
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utilised for the purpose of guaranteeing or cash collateralising any letter of credit or guarantee, such guarantee or collateralisation and issuance of such letter of credit or guarantee shall be deemed to be a utilisation of such Credit Facility permitted under paragraphs (a) or (o) of Section 1.2 without double counting.
1.7Notwithstanding any other provision of this Section 1, the maximum amount of Indebtedness that the Parent or a Restricted Subsidiary may Incur pursuant to this Section shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
2.LIMITATIONS ON RESTRICTED PAYMENTS
2.1The Parent shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:
(a)declare or pay any dividend or make any other payment or other distribution on or in respect of the Parent's or any Restricted Subsidiary's Capital Stock (including any payment in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) except:
(i)dividends or distributions payable in Capital Stock of the Parent (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Parent or in Subordinated Shareholder Funding; and
(ii)dividends or distributions payable to the Parent or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Parent or another Restricted Subsidiary on no more than a pro rata basis, measured by value);
(b)purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent or any direct or indirect Holding Company held by Persons other than the Parent or a Restricted Subsidiary (other than in exchange for Capital Stock of the Parent (other than Disqualified Stock));
(c)make any payment on or in respect of, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any (x) Subordinated Indebtedness (other than, in each case, any capitalisation of Subordinated Indebtedness or (i) any such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement (ii) a payment of interest at the applicable interest payment date and (iii) any Indebtedness Incurred pursuant to paragraph (c) of Section 1.2) or (y) any Subordinated Shareholder Funding, other than any payment of interest thereon in the form of additional Subordinated Shareholder Funding; or
(d)make any Restricted Investment in any Person;
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(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in paragraphs (a) to (d) above are referred to herein as a "Restricted Payment"), if at the time the Parent or such Restricted Subsidiary makes such Restricted Payment:
(i)a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);
(ii)the Parent is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 1.1 after giving effect, on a pro forma basis, to such Restricted Payment; or
(iii)the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Closing Date (and not returned or rescinded) (including, with respect to paragraphs (A) through (E) below only, Permitted Payments permitted below by clause 2.2 and by paragraphs (e) (without duplication of amounts paid pursuant to any other paragraph of Section 2.3), (j) or (k) of Section 2.3 but excluding all other Restricted Payments permitted by Section 2.3) would exceed the sum of (without duplication):
(A)50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter commencing prior to the Closing Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Parent are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);
(B)100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with Section 2.2) of property or assets or marketable securities, received by the Parent from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding subsequent to the Closing Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Parent subsequent to the Closing Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent or any Subsidiary of the Parent for the benefit of its employees to the extent funded by the Parent or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made subsequent to the Closing Date from such proceeds in reliance on paragraph (f) of Section 2.3 and (z) Excluded Contributions);
(C)100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with Section 2.2) of property or assets or marketable securities, received by the Parent or any Restricted Subsidiary from the issuance or sale (other than to the Parent or a Restricted Subsidiary or an employee stock ownership plan or trust
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established by the Parent or any Subsidiary of the Parent for the benefit of its employees to the extent funded by the Parent or any Restricted Subsidiary) by the Parent or any Restricted Subsidiary subsequent to the Closing Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Parent (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding (plus the amount of any cash, and the fair market value (as determined in accordance with Section 2.2) of property or assets or marketable securities, received by the Parent or any Restricted Subsidiary upon such conversion or exchange) but excluding (x) Net Cash Proceeds to the extent that any Restricted Payment has been made subsequent to the Closing Date from such proceeds in reliance on paragraph (f) of Section 2.3, (y) Excluded Contributions;
(D)the amount equal to the net reduction in Restricted Investments made by the Parent or any of its Restricted Subsidiaries resulting from:
(1)repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realised upon the sale or other disposition to a Person other than the Parent or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Parent or any Restricted Subsidiary; or
(2)the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Parent or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount, in each case under this paragraph (iii)(D), was included in the calculation of the amount of Restricted Payments referred to in the first sentence of this paragraph (iii); provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding paragraph (iii)(A) to the extent that it is (at the Parent's option) included under this paragraph (iii)(D); and
(E)the amount of the cash and the fair market value (as determined in accordance with Section 2.2) of property or assets or of marketable securities received by the Parent or any of its Restricted Subsidiaries in connection with:
(1)the sale or other disposition (other than to the Parent or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent or any Subsidiary of the Parent for the benefit of its employees to the extent funded by the Parent or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary of the Parent; and
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(2)any dividend or distribution made by an Unrestricted Subsidiary to the Parent or a Restricted Subsidiary,
provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding paragraph (iii)(A) to the extent that it is (at the Parent's option) included under this paragraph (iii)(E); provided further, however, that such amount shall not exceed the amount included in the calculation of the amount of Restricted Payments referred to in the first sentence of this paragraph (iii)(E); and
(F)$150,000,000.
2.2The fair market value of property or assets other than cash covered by paragraph (iii)(C)of Section 2.1 shall be the fair market value thereof as determined in good faith by the Board of Directors of the Parent.
2.3The foregoing provisions will not prohibit any of the following (collectively, "Permitted Payments"):
(a)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Designated Preference Shares, Subordinated Shareholder Funding or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Parent (other than Disqualified Stock or Designated Preference Shares), Subordinated Shareholder Funding or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares, through an Excluded Contribution) of the Parent; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value (as determined in accordance with Section 2.2) of property or assets or of marketable securities, from such sale of Capital Stock, Subordinated Shareholder Funding or such contribution will be excluded from paragraph (iii)(B) of Section 2.1;
(b)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 1 (Limitation on Indebtedness);
(c)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Parent or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Parent or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 1 (Limitation on Indebtedness), and that in each case, constitutes Refinancing Indebtedness;
(d)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness:
(i)from Net Available Cash to the extent permitted under Section 5 (Limitation on sales of Assets and Subsidiary Stock), but only (A) if the Parent shall have first complied with the terms described under Section 5 (Limitation on sales
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of Assets and Subsidiary Stock) and repaid all Encore Private Placement Notes required to be repaid thereby, prior to such purchase, repurchase, redemption, defeasance or other acquisition or retirement of such Subordinated Indebtedness and (B) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or
(ii)to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a "change of control"), but only (A) if the Parent shall have first complied with the terms of Section 8.6 of this Agreement, prior to such purchase, repurchase, redemption, defeasance or other acquisition or retirement of such Subordinated Indebtedness and (B) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest;
(e)(i) any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this covenant, and (ii) payments associated with the Refinancing Transactions;
(f)the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of the Parent or any Holding Company (including any options, warrants or other rights in respect thereof) and loans, advances, dividends or distributions by the Parent to any Holding Company to permit any Holding Company to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of any Holding Company (including any options, warrants or other rights in respect thereof), or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of any Holding Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors; provided that such payments, loans, advances, dividends or distributions do not exceed an amount (net of repayments of any such loans or advances) equal to (A) $12.5 million plus (B) $5.0 million multiplied by the number of calendar years that have commenced since the Closing Date plus (C) the Net Cash Proceeds received by the Parent or its Restricted Subsidiaries since the Closing Date (including through receipt of proceeds from the issuance or sale of its Capital Stock or Subordinated Shareholder Funding to a Holding Company) from, or as a contribution to the equity (in each case under this limb (C), other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Parent from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under paragraph (iii)(B) or paragraph (iii)(C) of Section 2.1;
(g)the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with Section 1 (Limitation on Indebtedness);
(h)purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;
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(i)dividends, loans, advances or distributions to any Holding Company or other payments by the Parent or any Restricted Subsidiary in amounts equal to (without duplication):
(i)the amounts required for any Holding Company to pay any Related Taxes; or
(ii)amounts constituting or to be used for purposes of making payments to the extent specified in paragraphs (b), (c), (e), and (g) of Section 6.3;
(j)so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), (i) the declaration and payment by the Parent of, or loans, advances, dividends or distributions to pay, dividends on the common stock or common equity interests of the Parent or (ii) the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of the Parent (including any options, warrants or other rights in respect thereof) in an aggregate amount not to exceed in any fiscal year the greater of:
(i)7% of the Market Capitalisation, provided that after giving pro forma effect to such payments, loans, advances, dividends or distributions, the Consolidated Net Leverage Ratio for the Parent and its Restricted Subsidiaries shall be equal to or less than 3.0 to 1.0; and
(ii)6% of the Market Capitalisation, provided that after giving pro forma effect to such payments, loans, advances, dividends or distributions, the Consolidated Net Leverage Ratio for the Parent and its Restricted Subsidiaries shall be equal to or less than 3.5 to 1.0;
(k)so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), (a) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed $90.0 million and (b) any Restricted Payment (including loans or advances); provided that, in respect of clause (b), the Consolidated Net Leverage Ratio on a pro forma basis after giving effect to any such Restricted Payment does not exceed 2.00 to 1.0;
(l)payments by the Parent, or loans, advances, dividends or distributions to any Holding Company to make payments, to holders of Capital Stock of the Parent or any Holding Company in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 2 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors of the Parent);
(m)Investments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments to the extent made in exchange for or using as consideration Investments previously made under this paragraph (m);
(n)(i) the declaration and payment of dividends to holders of any class or series of Designated Preference Shares of the Parent issued after the Closing Date; and (ii) the declaration and payment of dividends to any Holding Company or any Affiliate thereof, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preference Shares of such Holding Company issued after the Closing Date; provided, however, that, the amount of all
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dividends declared or paid pursuant to this paragraph (n) shall not exceed the Net Cash Proceeds received by the Parent or, in the case of Designated Preference Shares issued by any Holding Company or any Affiliate thereof, the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Parent or loaned as Subordinated Shareholder Funding to the Parent, from the issuance or sale of such Designated Preference Shares; and
(o)dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries.
2.4The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Parent or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Parent acting in good faith.
3.LIMITATIONS ON LIENS
The Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Subsidiary), whether owned on the Closing Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the "Initial Lien"), except (a) in the case of any property or asset that does not constitute Collateral, (1) Permitted Liens or (2) Liens on property or assets that are not Permitted Liens if, contemporaneously with the Incurrence of such Initial Lien, the Secured Obligations are secured at least equally and rateably with, or prior to, in the case of Liens with respect to Subordinated Indebtedness, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured, and (b) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.
4.LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES
5.1The Parent shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(a)pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Parent or any Restricted Subsidiary;
(b)make any loans or advances to the Parent or any Restricted Subsidiary; or
(c)sell, lease or transfer any of its property or assets to the Parent or any Restricted Subsidiary, provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Parent or any Restricted Subsidiary to other Indebtedness Incurred by the Parent or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.
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5.2The provisions of Section 4.1 shall not prohibit:
(a)any encumbrance or restriction pursuant to (i) this Agreement, (ii) the Stretch Facility Agreement, (iii) the Credit Agreement, (iv) the Existing Cabot Notes Indentures or the Existing Encore Notes Indentures, or (v) any other agreement or instrument, in each case, in effect at or entered into on the Closing Date;
(b)any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Parent or any Restricted Subsidiary, or on which such agreement or instrument is assumed by the Parent or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilised to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by or was merged, consolidated or otherwise combined with or into the Parent or any Restricted Subsidiary or entered into in connection with such transaction) and outstanding on such date; provided that, for the purposes of this paragraph (b), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Parent or any Restricted Subsidiary when such Person becomes the Successor Company;
(c)any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in paragraphs (a) or (b) of this Section 4.2 or this paragraph (c) (an "Initial Agreement") or contained in any amendment, supplement or other modification to an agreement referred to in paragraphs (a) or (b) of this Section 4.2 or this paragraph (c); provided, however, that the encumbrances and restrictions with respect to the Parent or any Restricted Subsidiary contained in any such agreement or instrument are no less favourable in any material respect to the holders of the Encore Private Placement Notes taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Parent);
(d)any encumbrance or restriction:
(i)that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;
(ii)contained in mortgages, pledges, charges or other security agreements permitted under this Agreement or securing Indebtedness of the Parent or a Restricted Subsidiary permitted under this Agreement to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges, charges or other security agreements; or
(iii)pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent or any Restricted Subsidiary;
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(e)any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalised Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired or any encumbrance or restriction pursuant to a joint venture agreement that imposes restrictions on the transfer of the assets of the joint venture;
(f)any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;
(g)customary provisions in leases, licenses, joint venture agreements, debt purchase agreements and other similar agreements and instruments entered into in the ordinary course of business;
(h)encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, the terms of any licence, authorisation, concession or permit or required by any regulatory authority;
(i)any encumbrance or restriction on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under agreements entered into in the ordinary course of business;
(j)any encumbrance or restriction pursuant to Currency Agreements, Interest Rate Agreements or Commodity Hedging Agreements;
(k)any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to Section 1 (Limitation on Indebtedness) if (a) the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favourable to the holders of the Encore Private Placement Notes than (i) the encumbrances and restrictions contained in this Agreement, together with the security documents associated therewith as in effect on the Closing Date, or (ii) as is customary in comparable financings (as determined in good faith by the Parent), or (b) the Parent determines at the time such Indebtedness is Incurred that such encumbrances or restrictions will not adversely affect, in any material respect, the Parent's ability to make principal or interest payments on the Encore Private Placement Notes;
(l)restrictions relating to Permitted Purchase Obligations SPVs effected in connection with the incurrence of Permitted Purchase Obligations that, in the good faith determination of the Board of Directors of the Parent, are necessary or advisable;
(m)any encumbrance or restriction existing by reason of any lien permitted under Section 3 (Limitation on Liens);
(n)any encumbrance or restriction on assets held in trust for a third party, including pursuant to the relevant trust agreement; or
(o)any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions under Section 6.3; provided that the terms and conditions of any such encumbrances or restrictions are, in the good faith judgment of the Board of Directors of the Parent,
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no more restrictive in any material respect than those under or pursuant to the agreement so extended, renewed, refinanced or replaced.
5.5LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK
5.1The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:
(a)the Parent or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Parent, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap); and
(b)in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Parent or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments.
5.2Pending the final application of any such Net Available Cash in accordance with the terms of this Agreement, the Parent and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement.
5.3For the purposes of paragraph (b) of Section 5.1 the following (or any combination thereof) will be deemed to be cash:
(a)the assumption by the transferee of Indebtedness of the Parent or Indebtedness of a Restricted Subsidiary (other than Subordinated Indebtedness of the Parent or a Subsidiary Guarantor) and the release of the Parent or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;
(b)securities, notes or other obligations received by the Parent or any Restricted Subsidiary from the transferee that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;
(c)Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Parent and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;
(d)consideration consisting of Indebtedness of the Parent or any Subsidiary Guarantor (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Parent or any Restricted Subsidiary; and
(e)any Designated Non-Cash Consideration received by the Parent or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken
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together with all other Designated Non-Cash Consideration received pursuant to this Section 5 that is at that time outstanding, not to exceed the greater of $145.0 million and 3.0% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
6.LIMITATION ON AFFILIATE TRANSACTIONS
6.1The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Parent (such transaction or series of transactions being, an "Affiliate Transaction") involving aggregate value in excess of $12.5 million unless:
(a)the terms of such Affiliate Transaction taken as a whole are not materially less favourable to the Parent or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm's length dealings with a Person who is not such an Affiliate; and
(b)in the event such Affiliate Transaction, individually or together with other related Affiliate Transactions, involves an aggregate value in excess of $25.0 million, the terms of such transaction have been approved by a resolution of the majority of the members of the Board of Directors of the Parent resolving that such transaction complies with paragraph (a) above.
6.2Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in paragraph (b) of Section 6.1 if such Affiliate Transaction is approved by a resolution of a majority of the Disinterested Directors. If there are no Disinterested Directors, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 6 if the Parent or any of its Restricted Subsidiaries, as the case may be, delivers to the holders of the Encore Private Placement Notes a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favourable to the Parent or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with an unrelated Person on an arm's length basis.
6.3The provisions of Section 6.1 will not apply to:
(a)any Restricted Payment permitted to be made pursuant to Section 2 (Limitation on Restricted Payments), any Permitted Payments (other than pursuant to paragraph (i)(ii) of Section 2.3) or any Permitted Investment (other than Permitted Investments as defined in paragraphs (a)(ii), (b), (k), (o) and (q) of the definition thereof);
(b)any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Parent, any Restricted Subsidiary or any Holding Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar
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employee benefits or consultants' plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Parent, in each case in the ordinary course of business;
(c)any Management Advances;
(d)any transaction between or among the Parent and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;
(e)the payment of reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Parent, any Restricted Subsidiary or any Holding Company (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);
(f)the entry into and performance of obligations of the Parent or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Closing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 6 or to the extent not more disadvantageous to the holders of the Encore Private Placement Notes in any material respect and the entry into and performance of any registration rights or other listing agreement in connection with any Public Offering;
(g)the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;
(h)transactions with customers, clients, suppliers or purchasers or sellers of goods or services, which, in each case, are in the ordinary course of business and are either fair to the Parent or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the Senior Management of the Parent or the relevant Restricted Subsidiary or on terms no less favourable than those that could reasonably have been obtained at such time from an unaffiliated party;
(i)any transaction in the ordinary course of business between or among the Parent or any Restricted Subsidiary and any Affiliate of the Parent or an Associate or similar entity that would constitute an Affiliate Transaction solely because the Parent or a Restricted Subsidiary or any Affiliate of the Parent or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity; and
(j)(i) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Parent or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding; provided that the interest rate and other financial terms of such Subordinated Shareholder Funding are approved by a majority of the members of the Board of Directors of the Parent in their reasonable determination and (ii) any amendment, waiver or other transaction with respect to any
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Subordinated Shareholder Funding in compliance with the other provisions of this Agreement.
7.7MERGER AND CONSOLIDATION
The Parent
7.1The Parent shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:
(a)the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organised and existing under the laws of the United Kingdom, any member state of the European Union on January 1, 2004 (other than Greece), the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Norway or Switzerland and the Successor Company (if not the Parent) shall expressly assume, to the extent required by applicable law to effect such assumption, all obligations of the Parent under this Agreement and the Encore Private Placement Notes and (y) all obligations of the Parent under the Intercreditor Agreement and the Transaction Security Documents;
(b)immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;
(c)immediately after giving effect to such transaction, either (i) the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 1.1 or (ii) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such transaction; and
(d)the Parent shall have delivered to the holders of the Encore Private Placement Notes an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer (if any) comply with this Agreement, and that all conditions precedent therein provided for relating to such transaction have been complied with and an Opinion of Counsel to the effect that the assumption (if any) of obligations under paragraph (a) above has been duly authorised, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company, and this Agreement constitutes legal, valid and binding obligations of the Successor Company, enforceable in accordance with its terms (in each case, in form and substance reasonably satisfactory to the Required Holders); provided that in giving an Opinion of Counsel, counsel may rely on an Officer's Certificate as to any matters of fact, including as to satisfaction of paragraphs (b) and (c) above.
7.2Any Indebtedness that becomes an obligation of the Parent or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Section 7, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 1 (Limitation on Indebtedness).
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7.3For purposes of this Section 7 only, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all the properties and assets of one or more Subsidiaries of the Parent, which properties and assets, if held by the Parent, as applicable, instead of such Subsidiaries, would constitute all or substantially all the properties and assets of the Parent, on a consolidated basis, shall be deemed to be the transfer of all or substantially all the properties and assets of the Parent.
7.4The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Parent under this Agreement but in the case of a lease of all or substantially all its assets, the predecessor company shall not be released from its obligations under this Agreement.
7.5Notwithstanding the preceding paragraphs (b) and (c) of Section 7.1 (which do not apply to transactions referred to in this Section 7.5) and, other than with respect to Section 7.3, paragraph (d) of Section 7.1, (x) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Parent, and (y) any Restricted Subsidiary that is not a Subsidiary Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding the preceding paragraphs (b) and (c) of Section 7.1 (which do not apply to the transactions referred to in this Section 7.5), the Parent may consolidate or otherwise combine with or merge into an Affiliate incorporated or organised for the purpose of changing the legal domicile of the Parent, reincorporating the Parent in another jurisdiction, or changing the legal form of the Parent.
Subsidiary Guarantors
7.6No Subsidiary Guarantor may:
(a)consolidate with or merge with or into any Person;
(b)sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person; or
(c)permit any Person to merge with or into a Subsidiary Guarantor, unless:
(i)the other Person is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or
(ii)
(A)either (x) a Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all the obligations of the Subsidiary Guarantor under the Multiparty Guaranty, the Indemnity and Contribution Agreement, the Intercreditor Agreement, and, to the extent required by applicable law to effect such assumption, the Transaction Security Documents; and
(B)immediately after giving effect to the transaction, no Default has occurred and is continuing; or
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(iii)the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Parent or a Restricted Subsidiary) otherwise permitted by this Agreement.
8.SUSPENSION OF COVENANTS ON ACHIEVEMENT OF INVESTMENT GRADE STATUS
8.1If, on any date following the Closing Date, Investment Grade Status shall be attained and no Default or Event of Default has occurred and is continuing (a "Suspension Event"), then the Parent shall notify the holders of the Encore Private Placement Notes of this fact (provided that such notice will not be a precondition of the suspension of the Sections described in this paragraph) and beginning on that day and continuing until the Reversion Date, the following Sections of this Schedule 4 will not apply: Section 1 (Limitation on Indebtedness), Section 2 (Limitation on Restricted Payments), Section 4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), Section 5 (Limitation on Sale of Assets and Subsidiary Stock), Section 6 (Limitation on Affiliate Transactions) and the provisions of paragraph (c) of Section 7.1 (Merger and Consolidation) and, in each case, any related default provision of this Agreement will cease to be effective and will not be applicable to the Parent and its Restricted Subsidiaries. Such Sections and any related default provisions will again apply according to their terms upon and following any Reversion Date. Such Sections will not, however, be of any effect with regard to actions of the Parent properly taken during the continuance of the Suspension Event, and Section 2 (Limitation on Restricted Payments) will be interpreted as if it has been in effect since the date of this Agreement except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while Section 2 (Limitation on Restricted Payments) was suspended. On the Reversion Date, all Indebtedness Incurred during the continuance of the Suspension Event will be classified, at the Parent's option, as having been Incurred pursuant to Section 1.1 or one of the paragraphs set forth in Section 1.2 (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Event and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred under Section 1.1 or Section 1.2, such Indebtedness will be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under paragraph (d) of Section 1.2 (without giving effect to the parenthetical contained therein).
9.IMPAIRMENT OF SECURITY INTEREST
9.1The Parent shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral (it being understood that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Secured Parties, and the Parent shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Agent, for the benefit of the Secured Parties and the other beneficiaries described in the Transaction Security Documents, any interest whatsoever in any of the Collateral that is prohibited by Section 3 (Limitation on Liens); provided, that the Parent and its Restricted Subsidiaries may Incur Permitted Collateral Liens and the Collateral may be discharged, transferred or released in accordance with this Agreement, the Intercreditor Agreement or the applicable Transaction Security Documents.
9.2Notwithstanding the above, nothing in this Section 9 shall restrict the discharge and release of any security interest in accordance with this Agreement and the Intercreditor Agreement.
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Subject to the foregoing, the Transaction Security Documents may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets) to (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) provide for Permitted Collateral Liens; (iii) add to the Collateral; or (iv) make any other change thereto that does not adversely affect the holders of the Encore Private Placement Notes in any material respect; provided, however, that, except where permitted by this Agreement or the Intercreditor Agreement, no Transaction Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), unless contemporaneously with such amendment, extension, renewal, restatement, supplement or modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Parent delivers to the Security Agent and the holders of the Encore Private Placement Notes, either (1) a solvency opinion, in form and substance reasonably satisfactory to the Security Agent and the Required Holders, from an Independent Financial Advisor or appraiser or investment bank of international standing which confirms the solvency of the Parent and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), (2) a certificate from the chief financial officer or the Board of Directors of the relevant Person which confirms the solvency of the person granting the security interest after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), or (3) an Opinion of Counsel (subject to any qualifications customary for this type of Opinion of Counsel), in form and substance reasonably satisfactory to the Security Agent and the Required Holders, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Lien or Liens created under the Transaction Security Document, so amended, extended, renewed, restated, supplemented, modified or released and retaken are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or release and retake and to which the new Indebtedness secured by the Permitted Collateral Lien is not subject. In the event that the Parent and its Restricted Subsidiaries comply with the requirements of this Section 9.2, the holders of the Encore Private Placement Notes and the Security Agent shall (subject to customary protections and indemnifications) consent to such amendments without the need for instructions from the holders of the Encore Private Placement Notes.
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PART III
CERTAIN DEFINITIONS
Any capitalised terms used in Part I or this Part II of Schedule 4 or that are not otherwise defined in Part I or this Part II shall have the respective meanings given to them in Schedule A (Defined Terms) of this Agreement. Terms defined only in Schedule A (Defined Terms) of this Agreement shall be construed when they are used in this Schedule 4 (and only for those purposes), in accordance with English law, notwithstanding that this Schedule 4 is interpreted in accordance with New York law. Unless otherwise expressly stated herein references in this Part II of Schedule 4 are to the Sections of Part I of this Schedule 4.
"Acquired Indebtedness" means Indebtedness:
(a)of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary;
(b)assumed in connection with the acquisition of assets from any Person, in each case whether or not Incurred in connection with such Person becoming a Restricted Subsidiary or such acquisition; or
(c)of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Parent or any Restricted Subsidiary.
Acquired Indebtedness shall be deemed to have been Incurred, with respect to paragraph (a) above, on the date such Person becomes a Restricted Subsidiary, with respect to paragraph (b) above, on the date of consummation of such acquisition of assets and, with respect to paragraph (c) above, on the date of the relevant merger, consolidation or other combination.
"Additional Assets" means:
(a)any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);
(b)the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent or a Restricted Subsidiary; or
(c)Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary engaged in a Similar Business.
"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the
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ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.
"Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Parent or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction; provided that the sale, conveyance or other disposition of all or substantially all the assets of the Parent and its Restricted Subsidiaries taken as a whole will be governed by Section 8.6 of this Agreement and Section 7 (Merger and Consolidation) and not by Section 5 (Limitation on Sales of Assets and Subsidiary Stock). Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:
(a)a disposition by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to a Restricted Subsidiary;
(b)a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;
(c)a disposition of performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures, claims or other similar assets or instruments or portfolios thereof or inventory or other assets, in each case, in the ordinary course of business, including into a trust in favour of third parties or otherwise;
(d)a disposition of obsolete, surplus or worn out equipment, or equipment or other property that is no longer useful in the conduct of the business of the Parent and its Restricted Subsidiaries;
(e)transactions permitted under Section 7.1 (Merger and Consolidation) or a transaction that constitutes a Change of Control;
(f)an issuance of Capital Stock by a Restricted Subsidiary to the Parent or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Parent;
(g)any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Parent) of less than the greater of (i) $70.0 million and (ii) 1.5% of Total Assets;
(h)any Restricted Payment that is permitted to be made, and is made, under Section 2 (Limitation on Restricted Payments) and the making of any Permitted Payment or Permitted Investment or, solely for purposes of the definition of Disposal Proceeds, asset sales, in respect of which (and only to the extent that) the proceeds of which are used to make such Restricted Payments or Permitted Investments;
(i)dispositions in connection with Permitted Liens;
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(j)dispositions of Receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(k)the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;
(l)foreclosure, condemnation or any similar action with respect to any property or other assets;
(m)any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;
(n)any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and
(o)any disposition with respect to property built, owned or otherwise acquired by the Parent or any Restricted Subsidiary pursuant to customary sale and leaseback transactions, finance leases, asset securitisations and other similar financings permitted by this Agreement where the fair market value of the assets disposed of, when taken together with all other dispositions made pursuant to this paragraph (o), does not exceed the greater of (i) $70.0 million and (ii) 1.5% of Total Assets.
"Associate" means (1) any Person engaged in a Similar Business of which the Parent or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (2) any joint venture entered into by the Parent or any Restricted Subsidiary.
"Board of Directors" means (1) with respect to the Parent or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorised committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorised committee thereof; and (3) with respect to any other Person, the board or any duly authorised committee of such Person serving a similar function. Whenever any provision of this Agreement requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).
"Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in London, United Kingdom, New York, New York, United States or Luxembourg are authorised or required by law to close; provided, however, that for any payments to be made under this Agreement, such day shall also be a day on which the second generation Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system is open for the settlement of payments.
"Capital Stock" of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated),
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equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
"Capitalised Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalised lease for financial reporting purposes on the basis of GAAP; provided, however, that any obligations in respect of operating leases as determined under GAAP as in effect on the Closing Date shall not be deemed Capitalised Lease Obligations. The amount of Indebtedness represented by such obligation will be the capitalised amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.
"Cash Equivalents" means:
(a)securities issued or directly and fully Guaranteed or insured by the government of the United States, Canada, the United Kingdom, a member state of the European Union (other than Greece and Portugal), Switzerland or Norway or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;
(b)certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances (in each case, including any such deposits made pursuant to any sinking fund established by the Parent or any Restricted Subsidiary) having maturities of not more than one year from the date of acquisition thereof issued by any lender party to a Credit Facility or by any bank or trust company (a) whose commercial paper is rated at least "A-1" or the equivalent thereof by S&P or at least "P-1" or the equivalent thereof by Moody's or at least "F-1" or the equivalent thereof by Fitch (or, if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $250 million;
(c)repurchase obligations with a term of not more than 30 days for underlying securities of the types described in paragraphs (a) and (b) entered into with any bank meeting the qualifications specified in paragraph (b) above;
(d)commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by S&P or "P-2" or the equivalent thereof by Moody's or "F-2" or the equivalent thereof by Fitch or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;
(e)readily marketable direct obligations issued by any state of the United States of America, any province of Canada, the United Kingdom, any member state of the European Union (other than Greece and Portugal), Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from
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either Moody's or S&P or Fitch (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;
(f)Indebtedness or Preferred Stock issued by Persons with a rating of "BBB–" or higher from S&P, "BBB-" or higher from Fitch or "Baa3" or higher from Moody's (or, if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;
(g)bills of exchange issued in the United States, Canada, the United Kingdom, a member state of the European Union (other than Greece and Portugal), Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialised equivalent); and
(h)interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in paragraphs (a) through (g) above.
"Change of Control" means:
(a)the Parent becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent, provided that for the purposes of this paragraph, any holding company whose only asset is the Capital Stock of the Parent will not itself be considered a "person" or "group"; or
(b)the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all the assets of the Parent and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary.
"Collateral" means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Secured Obligations pursuant to the Transaction Security Documents.
"Commodity Hedging Agreements" means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.
"Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:
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(a)Fixed Charges plus, to the extent not already included or added back, any costs associated with Hedging Obligations or derivatives;
(b)Consolidated Income Taxes;
(c)consolidated depreciation expense;
(d)consolidated amortisation expense, including any amortisation of portfolio assets;
(e)any expenses, charges or other costs related to any Equity Offering, Investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalisation or the Incurrence of any Indebtedness permitted by this Agreement (in each case whether or not successful) (including any such fees, expenses or charges related to the Refinancing Transactions), in each case, as determined in good faith by an Officer of the Parent;
(f)any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period or any prior period or any net earnings, income or share of profit of any Associates, associated company or undertaking;
(g)other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges in any future period) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period);
(h)the proceeds of any business interruption insurance received or that become receivable during such period to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance were included in computing Consolidated Net Income;
(i)payments received or that become receivable with respect to expenses that are covered by indemnification provisions in any agreement entered into by such Person in connection with an acquisition to the extent such expenses were included in computing Consolidated Net Income;
(j)any amount corresponding to any revaluation of portfolio assets, as determined in good faith by the Board of Directors or an Officer of the Parent (to the extent not duplicated with any non-cash charges set forth in paragraph (g) of this definition); and
(k)settlement fees and related administrative expenses, provided, however, that any such amounts described in this clause (k), individually or collectively, shall not exceed 20% of the amount of Consolidated EBITDA for the relevant period (determined prior to giving effect to any such amounts that are added back.
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Notwithstanding the foregoing, the provision for taxes and the depreciation, amortisation, non-cash items, charges and write-downs of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income for the purposes of this definition.
"Consolidated Income Taxes" means Taxes or other payments, including deferred Taxes, based on income, profits or capital (including without limitation withholding Taxes) and corporation Taxes and franchise Taxes of any of the Parent and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.
"Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, (1) interest payable (whether in cash or capitalised) on Financial Indebtedness of such Person and its Restricted Subsidiaries for such period, plus (a) any amortisation of debt discount with respect to such Indebtedness and (b) any commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing or bank guarantees, but, in each case, excluding any expense associated with Subordinated Shareholder Funding less (2) interest income for such period.
"Consolidated Net Income" means, for any period, the profit (loss) on ordinary activities after taxation of the Parent and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:
(a)subject to the limitations contained in paragraph (c) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Parent's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents (x) actually distributed by such Person during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution or return on investment or (y) solely for the purpose of determining the amount available for Restricted Payments under paragraph (iii)(A) of Section 2.1 that could have been distributed by such Person during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution or return on investment, as reasonably determined by an Officer of the Parent (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in paragraph (b) below);
(b)solely for the purpose of determining the amount available for Restricted Payments under paragraph (iii)(A) of Section 2.1, any profit (loss) on ordinary activities after taxation of any Restricted Subsidiary (other than any Subsidiary Guarantor ) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Parent or a Subsidiary Guarantor by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to or permitted under this Agreement, the Stretch Facility Agreement, the Encore Private Placement Notes Purchase Agreement, the Existing Cabot Notes, the Existing Encore Notes, the Existing Cabot Notes Indentures and the Existing
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Encore Notes Indentures, and (c) restrictions specified under paragraph (k) in Section 4.2), except that the Parent's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Parent or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this paragraph);
(c)any net gain (or loss) realised upon the sale or other disposition of any asset or disposed operations of the Parent or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Parent);
(d)any extraordinary, exceptional, unusual or nonrecurring gain, loss or charge (as determined in good faith by the Parent), or any charges or reserves in respect of any acquisition, integration, restructuring, redundancy or severance expense;
(e)the cumulative effect of a change in accounting principles;
(f)any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;
(g)all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;
(h)any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Parent and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortisation or write-off of any amounts thereof (including any write-off of in process research and development);
(i)any goodwill or other intangible asset impairment charge or write-off; and
(j)the impact of capitalised, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding.
"Consolidated Net Leverage" means the sum of the aggregate outstanding Financial Indebtedness of the Parent and its Restricted Subsidiaries less cash and Cash Equivalents (other than cash or Cash Equivalents in an amount equal to amounts collected by the Parent and its Restricted Subsidiaries on behalf of third-party clients and held by the Parent and its Restricted Subsidiaries as of such date and cash and Cash Equivalents that constitute Trust Management Assets or are held on trust for a beneficiary which is not the Parent or a Restricted Subsidiary) of the Parent and its Restricted Subsidiaries as of the relevant date of calculation on a consolidated basis in accordance with GAAP.
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"Consolidated Net Leverage Ratio" means, as of any date of determination, the ratio of (x) Consolidated Net Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Parent are available; provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:
(a)since the beginning of such period the Parent or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a "Sale") or if the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; provided that if any such Sale constitutes "discontinued operations" in accordance with the then applicable GAAP, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period;
(b)since the beginning of such period, the Parent or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a "Purchase"), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and
(c)since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Parent or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to paragraph (a) or (b) above if made by the Parent or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.
For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense, Consolidated Net Income and Fixed Charge Coverage Ratio for the Parent and its Restricted Subsidiaries, (a) calculations will be as determined in good faith by a responsible financial or accounting officer of the Parent (including in respect of synergies and cost savings) and (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period. For the avoidance of doubt, in determining Consolidated Net Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Consolidated Net Leverage Ratio is to be made.
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"Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor"), including any obligation of such Person, whether or not contingent:
(a)to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(b)to advance or supply funds:
(i)for the purchase or payment of any such primary obligation; or
(ii)to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(c)to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
"Credit Facility" means, with respect to the Parent or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including this Agreement, the Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended from time to time (whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under this Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term "Credit Facility" shall include any agreement or instrument (a) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (b) adding Subsidiaries of the Parent as additional borrowers or guarantors thereunder, (c) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (d) otherwise altering the terms and conditions thereof.
"Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.
"Designated Non-Cash Consideration" means the fair market value (as determined in good faith by the Parent) of non-cash consideration received by the Parent or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection
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with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 5 (Limitation on Sales of Assets and Subsidiary Stock).
"Designated Preference Shares" means, with respect to the Parent or any Parent, Preferred Stock (other than Disqualified Stock) (1) that is issued for cash (other than to the Parent or a Subsidiary of the Parent or an employee stock ownership plan or trust established by the Parent or any such Subsidiary for the benefit of their employees to the extent funded by the Parent or such Subsidiary) and (2) that is designated as "Designated Preference Shares" pursuant to an Officer's Certificate of the Parent at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in paragraph (iii)(B) of Section 2.1.
"Disinterested Director" means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Parent having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Parent shall be deemed not to have such a financial interest solely by reason of such member's holding Capital Stock of the Parent or any Holding Company or any options, warrants or other rights in respect of such Capital Stock.
"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(a)matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;
(b)is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Parent or a Restricted Subsidiary); or
(c)is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the Termination Date; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 2 (Limitation on Restricted Payments).
"Dollar Equivalent" means, with respect to any monetary amount in a currency other than US dollars, at any time of determination thereof by the Parent or the holders of the Encore Private Placement Notes, the amount of US dollars obtained by converting such currency other than US dollars involved in such computation into US dollars at the spot rate for the purchase of US dollars with the applicable currency other than US dollars as published in The Financial Times in
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the "Currency Rates" section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Parent) on the date of such determination.
"Encore Private Placement Notes" means the $325.0 million original principal amount of senior secured notes due 2024 issued on August 11, 2017 by the Parent pursuant to the third amended and restated senior secured note purchase agreement, as amended and restated on the Closing Date, among the Parent and the purchasers named therein.
"Encore Private Placement Notes Purchase Agreement" means the fourth amended and restated senior secured note purchase agreement relating to the Encore Private Placement Notes, among the Parent and the purchasers named therein.
"Equity Offering" means (x) a sale of Capital Stock of the Parent (other than Disqualified Stock or Designated Preference Shares and other than an Excluded Contribution) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities of the Holding Company, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Parent or any of its Restricted Subsidiaries.
"ERC" means, for any date of calculation, the aggregate amount of estimated remaining collections projected to be received by the Parent and its Restricted Subsidiaries from all Right to Collect Accounts and all performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures or claims or other similar assets or instruments or portfolios thereof owned by the Parent and its Restricted Subsidiaries (excluding, for the avoidance of doubt, any Trust Management Assets and any Right to Collect Accounts, performing, sub-performing or charged-off accounts, cash and bank accounts or other similar assets or instruments which are (or will be) held on trust for a third party which is not the Parent or any Restricted Subsidiary) during the period of 84 months, as calculated by the Portfolio ERC Model, as at the last day of the month most recently ended prior to the date of calculation.
"Escrowed Proceeds" means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term "Escrowed Proceeds" shall include any interest earned on the amounts held in escrow.
"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
"Excluded Contribution" means Net Cash Proceeds or property or assets received by the Parent as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Parent after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent or any Subsidiary of the Parent for the benefit of its employees to the extent funded by the Parent or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or
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Designated Preference Shares) of the Parent, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer's Certificate of the Parent.
"Existing 2021 Encore Convertible Notes" means the $161.0 million aggregate principal amount of 2.875% convertible senior notes due 2021 issued by the Parent pursuant to the Existing 2021 Encore Convertible Notes Indenture that remain outstanding.
"Existing 2021 Encore Convertible Notes Indenture" means the indenture dated March 11, 2014, as amended, supplemented or modified from time to time, between the Parent, Midland Credit Management, Inc. and Union Bank, N.A.
"Existing 2022 Encore Convertible Notes" means the $150.0 million aggregate principal amount of 3.250% convertible senior notes due 2022 issued by the Parent pursuant to the Existing 2022 Encore Convertible Notes Indenture that remain outstanding.
"Existing 2022 Encore Convertible Notes Indenture" means the indenture dated March 3, 2017, as amended, supplemented or modified from time to time, between the Parent, Midland Credit Management, Inc. and MUFG Union Bank, N.A.
"Existing Encore Senior Facilities" means the existing revolving credit facility and term loan facility made available pursuant to a third amended and restated credit agreement dated December 20, 2016, among the Parent, each of the guarantors and lenders party thereto and SunTrust Bank, as administrative agent, which will be repaid in full in connection with the Refinancing Transactions.
"Existing 2023 Cabot Notes" means the £512.9 million aggregate principal amount of 7.500% senior secured notes due 2023 issued by the Existing Cabot Fixed Rate Notes Issuer pursuant to the Existing 2023 Cabot Notes Indenture that remain outstanding.
"Existing 2023 Cabot Notes Indenture" means the indenture, dated October 6, 2016, among the Existing Cabot Fixed Rate Notes Issuer, Citibank, N.A., London Branch, as trustee, principal paying agent and transfer agent, Citigroup Global Markets Europe AG, as registrar, J.P. Morgan Europe Limited, as security agent, and the guarantors parties thereto.
"Existing 2025 Encore Convertible Notes" means the $100.0 million aggregate principal amount of 3.250% convertible senior notes due 2025 issued by the Parent pursuant to the Existing 2025 Encore Convertible Notes Indenture that remain outstanding.
"Existing 2025 Encore Convertible Notes Indenture" means the indenture dated September 9, 2019, as amended, supplemented or modified from time to time, between the Parent, Midland Credit Management, Inc. and MUFG Union Bank, N.A.
"Existing 2023 Encore Exchangeable Notes" means the $172.5 million aggregate principal amount of 4.500% exchangeable senior notes due 2023 issued by Encore Capital Europe Finance Limited and guaranteed by the Parent pursuant to the Existing 2023 Encore Exchangeable Notes Indenture that remain outstanding.
"Existing 2023 Encore Exchangeable Notes Indenture" means the base indenture dated July 20, 2018, as amended, supplemented or modified from time to time, between Encore Capital Europe Finance Limited, the Parent and MUFG Union Bank, N.A.
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"Existing 2024 Cabot Notes" means the €400.0 million aggregate principal amount of senior secured floating rate notes due 2024 issued by the Existing Cabot Floating Rate Notes Issuer pursuant to the Existing 2024 Cabot Notes Indenture that remain outstanding.
"Existing 2024 Cabot Notes Indenture" means the indenture, dated June 14, 2019 among Existing Cabot Floating Rate Notes Issuer, Citibank, N.A., London Branch, as trustee, principal paying agent, calculation agent and transfer agent, Citigroup Global Markets Europe AG, as registrar, J.P. Morgan Europe Limited, as security agent, and the guarantors parties thereto.
"Existing Cabot Fixed Rate Notes Issuer" means Cabot Financial (Luxembourg) S.A., a wholly owned subsidiary of Cabot Credit Management Group Limited, incorporated as a public limited liability company (société anonyme) under the laws of the Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 171.245.
"Existing Cabot Floating Rate Notes Issuer" means Cabot Financial (Luxembourg) II S.A., a wholly owned subsidiary of Cabot Credit Management Group Limited, incorporated as a public limited liability company (société anonyme) under the laws of the Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 201.268.
"Existing Cabot Notes" means the Existing 2023 Cabot Notes and the Existing 2024 Cabot Notes.
"Existing Cabot Notes Indentures" means the Existing 2023 Cabot Notes Indenture and the Existing 2024 Cabot Notes Indenture.
"Existing Cabot Notes Issuers" means the Existing Cabot Floating Rate Notes Issuer and the Existing Cabot Fixed Rate Notes Issuer.
"Existing Encore Notes" means the Existing Encore Convertible Notes and the Existing 2023 Encore Exchangeable Notes.
"Existing Encore Convertible Notes" means the Existing 2021 Encore Convertible Notes, the Existing 2022 Encore Convertible Notes and the Existing 2025 Encore Convertible Notes.
"Existing Encore Notes Indentures" means the Existing 2021 Encore Convertible Notes Indenture, the Existing 2022 Encore Convertible Notes Indenture, the Existing 2025 Encore Convertible Notes Indenture and the Existing 2023 Encore Exchangeable Notes Indenture.
"fair market value" except as otherwise stated herein, may be conclusively established by means of an Officer's Certificate or a resolution of the Board of Directors of the Parent setting out such fair market value as determined by such Officer or such Board of Directors in good faith.
"Financial Indebtedness" means any Indebtedness described under paragraphs (a), (b), (d), (e), (f) and (g) of the definition of "Indebtedness."
"Fitch" means Fitch Ratings Inc., or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
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"Fixed Charge Coverage Ratio" means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recently completed four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to the Fixed Charges of such Person and its Restricted Subsidiaries for such four consecutive fiscal quarters. In the event that the Parent or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than, in the case of redemption, defeasance, retirement or extinguishment, Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Fixed Charge Coverage Ratio Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation of Fixed Charges shall not give effect to (1) any Indebtedness incurred on the Fixed Charge Coverage Ratio Calculation Date pursuant to the provisions described in Section 1.2 or (2) the discharge on the Fixed Charge Coverage Ratio Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to the provisions described in Section 1.2.
For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations that have been made by the Parent or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued any operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Parent (including synergies and cost savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalised Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalised Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a
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revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent may designate.
"Fixed Charges" means, with respect to any Person for any period, the sum without duplication, of:
(a)Consolidated Interest Expense of such Person for such period;
(b)all cash and non-cash dividends or other distributions payable (excluding items eliminated in consolidation) on any series of Preferred Stock during such period;
(c)all cash and non-cash dividends or other distributions payable (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period; and
(d)any interest expense on Indebtedness of another person that is guaranteed by such Person or its Restricted Subsidiaries or secured by a Lien on assets of such Person or its Restricted Subsidiaries, but only to the extent such guarantee or Lien is called upon;
determined on a consolidated basis in accordance with GAAP.
"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time (other than where specifically provided for in this Agreement. Except as otherwise set forth in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in accordance with GAAP.
"Governmental Authority" means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.
"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:
(a)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or
(b)entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.
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"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement (each, a "Hedging Agreement").
"Holding Company" means any Person of which the Parent at any time is or becomes a Subsidiary after the Closing Date.
"Incur" means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for, and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and any Indebtedness pursuant to any revolving credit or similar facility shall only be deemed to be Incurred at the time any funds are borrowed thereunder.
"Indebtedness" means, with respect to any Person on any date of determination (without duplication):
(a)the principal of indebtedness of such Person for borrowed money;
(b)the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(c)all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);
(d)Capitalised Lease Obligations of such Person;
(e)the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);
(f)the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Parent) and (b) the amount of such Indebtedness of such other Persons;
(g)Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and
(h)to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).
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The term "Indebtedness" shall not include (i) Subordinated Shareholder Funding, (ii) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Closing Date, or (iii) any asset retirement obligations, prepayments or deposits received from clients or customers, in each case, with respect to this clause (iii) only, in the ordinary course of business, or (iv) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business.
The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Schedule 4, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in paragraphs (e), (f) or (h) above) shall be (a) in the case of any Indebtedness issued with original issue discount, the amount in respect thereof that would appear on the balance sheet of such Person in accordance with GAAP and (b) the principal amount of the Indebtedness, in the case of any other Indebtedness.
Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:
(i)Contingent Obligations Incurred in the ordinary course of business;
(ii)in connection with the purchase by the Parent or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter;
(iii)for the avoidance of doubt, any obligations in respect of workers' compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; or
(iv)Indebtedness of a Trust Management SPV where the proceeds of such Indebtedness are used to finance the purchase of assets to be held in such trust; provided that the incurrence of such Indebtedness is without recourse and contains no obligation on the Parent or any other Restricted Subsidiary or any of their assets in any way.
"Independent Financial Advisor" means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Parent.
“Intercreditor Agreement” means the intercreditor agreement, originally dated September 20, 2012, among the Company, the Existing Cabot Notes Issuers, the guarantors of the Existing Cabot Notes, Truist Bank, as the Successor Security Agent and Agent in respect of the Credit Agreement, and as Security Agent and Agent in respect of the Stretch Facility Agreement, Truist Bank, as Security Agent in respect of the Encore Private Placement Notes, Citibank, N.A., London Branch, as senior note trustee in respect of the Existing Cabot Notes (each as defined in
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the Intercreditor Agreement) and the other parties named therein, as amended and restated on or about the 2020 Effective Date and as further amended, restated or otherwise modified or varied from time to time.
"Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.
1."Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any purchase of Underlying Portfolio Assets, any Right to Collect Accounts or any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Parent or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Parent or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of in an amount determined as provided in Section 2.4.
For purposes of Section 2 (Limitation on Restricted Payments):
(a)"Investment" will include the portion (proportionate to the Parent's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Parent's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Parent's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Parent in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and
(b)any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Parent.
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The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Parent's option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.
"Investment Grade Securities" means:
(a)securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);
(b)securities issued or directly and fully guaranteed or insured by the United Kingdom, a member state of the European Union (other than Greece and Portugal), or any agency or instrumentality thereof (other than Cash Equivalents);
(c)debt securities or debt instruments with a rating of "BBB–" or higher from S&P or "Baa3" or higher by Moody's "BBB-" or higher by Fitch or the equivalent of such rating by such rating organisation or, if no rating of Moody's, Fitch or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Parent and its Subsidiaries; and
(d)investments in any fund that invests exclusively in investments of the type described in paragraphs (a), (b) and (c) above which fund may also hold cash and Cash Equivalents pending investment or distribution.
"Investment Grade Status" shall occur when (i) the Existing Cabot Notes (or any Permitted Financial Indebtedness issued by a member of the Restricted Group to refinance or replace all of the Existing Cabot Notes or in exchange for all of the Existing Cabot Notes) or (ii) any Refinancing Indebtedness to refinance or replace all indebtedness under the Stretch Facility Agreement upon the termination of such credit facility, receive (or receives) any two of the following:
(a)a rating of "BBB–" or higher from S&P;
(b)a rating of "Baa3" or higher from Moody's; and
(c)a rating of "BBB-" or higher from Fitch,
or, if any of S&P, Moody's or Fitch shall cease to exist or to provide credit ratings, then the equivalent of such applicable rating by any other Nationally Recognized Statistical Rating Organization.
"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
"LTV Ratio" means, in respect of any date of calculation, the aggregate Secured Indebtedness of the Parent and its Restricted Subsidiaries less cash and Cash Equivalents (other than cash or Cash Equivalents in an amount equal to amounts collected by the Parent and its Restricted Subsidiaries on behalf of third-party clients and held by the Parent and its Restricted Subsidiaries as of such date and cash and Cash Equivalents that constitute Trust Management Assets or are held on trust
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for a beneficiary which is not the Parent or a Restricted Subsidiary) of the Parent and its Restricted Subsidiaries as of such date, divided by ERC; provided that ERC shall be adjusted to give effect to purchases or disposals of performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures or claims or other similar assets or instruments or portfolios thereof (including through the use of Right to Collect Accounts) made since the last measurement date and prior to such date of calculation, on the basis of estimates made on a pro forma basis by management acting in good faith. In determining the LTV Ratio in connection with the Incurrence of Indebtedness and the granting of a Lien, the LTV Ratio shall be determined on a pro forma basis for the relevant transaction and the use of proceeds of such Indebtedness; provided that no cash or Cash Equivalents shall be included in the calculation of the pro forma LTV Ratio that are, or are derived from, the proceeds of Indebtedness in respect of which the pro forma calculation is to be made, except, for the avoidance of doubt, to the extent cash or Cash Equivalents will be expended in a transaction to which pro forma effect is given; provided further that any cash and Cash Equivalents received by the Parent or any of its Restricted Subsidiaries from the issuance or sale of its Capital Stock, Subordinated Shareholder Funding or other capital contributions subsequent to the Closing Date shall (to the extent they are taken into account in determining the amount available for Restricted Payments under such paragraph) be excluded for purposes of making Restricted Payments and Permitted Payments, as applicable, under paragraphs (iii)(B) and (iii)(C) of Section 2.1 and paragraphs (a) and (m) of Section 2.3 to the extent such cash and Cash Equivalents are included in the calculation of the LTV Ratio.
"Management Advances" means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of the Parent, any Holding Company or any Restricted Subsidiary:
(a)in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business;
(b)in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or
(c)not exceeding $1.25 million in the aggregate outstanding at any time.
"Management Investors" means the officers, directors, employees and other members of the management of or consultants to any Holding Company, the Parent or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent, any Restricted Subsidiary or any Holding Company.
"Market Capitalisation" means an amount equal to (1) the total number of issued and outstanding shares of common stock or common equity interests of the Parent at market close on 31 December of the prior fiscal year immediately preceding the date of the relevant dividend or share purchase ("Market Capitalisation Test Date") multiplied by (2) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the Market Capitalisation Test Date.
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"Moody's" means Moody's Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
"Nationally Recognized Statistical Rating Organization" means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.
"Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:
(a)all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions), as a consequence of such Asset Disposition;
(b)all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which are required by applicable law to be repaid out of the proceeds from such Asset Disposition;
(c)all distributions and other payments required to be made to minority interest holders (other than any Holding Company, the Parent or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and
(d)the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Parent or any Restricted Subsidiary after such Asset Disposition.
"Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions).
"Officer" means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, any director or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such Person.
"Officer's Certificate" means, with respect to any Person, a certificate signed by one Officer of such Person.
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"Opinion of Counsel" means a written opinion from legal counsel reasonably satisfactory to the Required Holders. The counsel may be an employee of or counsel to the Parent or its Subsidiaries.
"Original Borrower" means the Subsidiaries of the parent listed in Part I of Schedule 1 (The Original Parties) of the Credit Agreement as original borrowers.
"Parent" means Encore Capital Group, Inc., a Delaware corporation.
"Pari Passu Indebtedness" means Indebtedness of the Parent or any Subsidiary Guarantor that ranks equally in right of payment to the Existing Cabot Notes and which is secured by Liens on the Collateral.
"Permitted Asset Swap" means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between the Parent or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 5 (Limitation on Sales of Assets and Subsidiary Stock).
"Permitted Collateral Liens" means (A) Liens on the Collateral described in one or more of paragraphs (b), (c), (d), (e), (f), (h), (i), (j), (k), (l), (m), (n), (r), (s), (t), (u), (v), (w) and (y) of the definition of "Permitted Liens"; (B) Liens on the Collateral to secure Indebtedness of the Parent or a Restricted Subsidiary that is permitted to be Incurred under paragraphs (a), (b) (in the case of paragraph (b), to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of "Permitted Collateral Liens"), (d)(ii) (if the original Indebtedness was so secured), (f), (k) or (o) of Section 1.2; provided, however, that any such Lien ranks equal to (including with respect to the application of proceeds from any realisation or enforcement of the Collateral in accordance with the Intercreditor Agreement) all other Liens on such Collateral securing the Existing Cabot Notes and any Indebtedness incurred under paragraphs (o)(x)(ii) or (o)(y) of Section 1.2 (except that a Lien in favour of Indebtedness incurred under paragraph (a) and paragraph (o)(x)(i) of Section 1.2 and a Lien in favour of Priority Hedging Obligations may have super priority in respect of the application of proceeds from any realisation or enforcement of the Collateral on terms not materially less favourable to the holders of the Encore Private Placement Notes than that accorded to this Agreement on the Closing Date as provided in the Intercreditor Agreement as in effect on the Closing Date), subject always to the terms of this Agreement, (C) Liens on the Collateral securing Indebtedness incurred under Section 1.1; provided that, in the case of this paragraph (C), after giving effect to such incurrence on that date, (x) the LTV Ratio is less than 0.725 and (y) any such Lien ranks equal to (including with respect to the application of proceeds from any realisation or enforcement of the Collateral in accordance with the Intercreditor Agreement) all other Liens on such Collateral securing the Existing Cabot Notes and any Refinancing Indebtedness in respect of the Stretch Facility Agreement, (D) Liens on the Collateral securing Indebtedness Incurred under paragraph (e)(ii) of Section 1.2; provided that, in the case of this clause (D), after giving pro forma effect to the relevant acquisition and the Incurrence of such Indebtedness pursuant to such paragraph (e)(ii), the LTV ratio would not be worse than it was immediately prior to giving pro forma effect to the relevant acquisition and the Incurrence of such Indebtedness, or (E) Liens on Collateral securing Refinancing Indebtedness in respect of any Indebtedness secured pursuant to the foregoing paragraphs (A), (B), (C) and (D); provided that any such Lien ranks equal to
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(including with respect to the application of proceeds from any realisation or enforcement of the Collateral in accordance with the Intercreditor Agreement) all other Liens on such Collateral securing the Existing Cabot Notes and any Refinancing Indebtedness in respect of the Stretch Facility Agreement (except as otherwise permitted in paragraph (B)). To the extent that a Lien on the Collateral consists of a mortgage over any real estate located in the United Kingdom, it shall constitute a Permitted Collateral Lien only to the extent that a mortgage ranking at least pari passu is granted in favour of the Security Agent for the benefit of the Secured Parties.
"Permitted Investment" means (in each case, by the Parent or any of its Restricted Subsidiaries):
(a)Investments in (i) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Parent or (ii) a Person (including the Capital Stock of any such Person) that is engaged in any Similar Business and such Person will, upon the making of such Investment, become a Restricted Subsidiary;
(b)Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Parent or a Restricted Subsidiary;
(c)Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;
(d)Investments in Receivables owing to the Parent or any Restricted Subsidiary created or acquired in the ordinary course of business;
(e)Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(f)Management Advances;
(g)Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Parent or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganisation or similar arrangement including upon the bankruptcy or insolvency of a debtor;
(h)Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition, in each case, that was made in compliance with Section 5 (Limitations on Sales of Assets and Subsidiary Stock);
(i)Investments in existence on, or made pursuant to legally binding commitments in existence on the Closing Date, and any extension, modification or renewal of such Investment; provided that the amount of the Investment may be increased as required by the terms of the Investment as in existence on the Closing Date;
(j)Currency Agreements, Interest Rate Agreements, Commodity Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 1 (Limitation on Indebtedness);
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(k)Investments, taken together with all other Investments made pursuant to this paragraph (k) and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed the greater of 4.5% of Total Assets and $215.0 million; provided that, if an Investment is made pursuant to this paragraph in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 2 (Limitation on Restricted Payments), such Investment shall thereafter be deemed to have been made pursuant to paragraph (a) or (b) of the definition of "Permitted Investments" and not this paragraph;
(l)pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of "Permitted Liens" or made in connection with Liens permitted under Section 3 (Limitation on Liens);
(m)any Investment to the extent made using Capital Stock of the Parent (other than Disqualified Stock), Subordinated Shareholder Funding or Capital Stock of any Holding Company as consideration;
(n)any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 6.3 (except those described in paragraphs (a), (c), (f), (h) and (i) of Section 6.3);
(o)Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Agreement;
(p)Guarantees not prohibited by Section 1 (Limitation on Indebtedness) and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business;
(q)Investments in Associates or Unrestricted Subsidiaries in an aggregate amount when taken together with all other Investments made pursuant to this paragraph (q) that are at the time outstanding not to exceed the greater of 3.0% of Total Assets and $145.0 million;
(r)Investments in the Existing Cabot Notes, the Encore Private Placement Notes and in any Refinancing Indebtedness in respect of the Stretch Facility Agreement; and
(s)Investments acquired after the Closing Date as a result of the acquisition by the Parent or any of its Restricted Subsidiaries of another Person, including by way of a merger, amalgamation or consolidation with or into the Parent or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 7 (Merger and Consolidation) to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation.
"Permitted Liens" means, with respect to any Person:
(a)Liens on assets or property of a Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor;
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(b)pledges, deposits or Liens under workmen's compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested Taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;
(c)Liens imposed by law, including carriers', warehousemen's, mechanics', landlords', materialmen's and repairmen's or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;
(d)Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;
(e)Liens in favour of issuers of surety, performance or other bonds, guarantees or letters of credit or bankers' acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Parent or any Restricted Subsidiary in the ordinary course of its business;
(f)encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Parent and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Parent and its Restricted Subsidiaries;
(g)Liens on assets or property of the Parent or any Restricted Subsidiary securing Hedging Obligations permitted under this Agreement;
(h)leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;
(i)Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(j)Liens on assets or property of the Parent or any Restricted Subsidiary for the purpose of securing Capitalised Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or
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property; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and (b) any such Lien may not extend to any assets or property of the Parent or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;
(k)Liens arising by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;
(l)Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Parent and its Restricted Subsidiaries in the ordinary course of business;
(m)Liens existing on, or provided for or required to be granted under written agreements existing on, the Closing Date after giving effect to the Refinancing Transactions;
(n)Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Parent or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Parent or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens do not extend to or cover any property or assets of the Parent and its Restricted Subsidiaries other than (a) the property or assets acquired or (b) the property or assets of the Person acquired, merged with or into or consolidated or combined with the Parent or a Restricted Subsidiary;
(o)Liens on assets or property of the Parent or any Restricted Subsidiary securing Indebtedness or other obligations of the Parent or such Restricted Subsidiary owing to the Parent or another Restricted Subsidiary, or Liens in favour of the Parent or any Restricted Subsidiary;
(p)Liens (other than Permitted Collateral Liens) securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Schedule 4; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;
(q)any interest or title of a lessor under any Capitalised Lease Obligation or operating lease;
(r)(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Parent or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;
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(s)any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(t)Liens on property or assets under construction (and related rights) in favour of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;
(u)Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;
(v)Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or liens over cash accounts securing cash pooling arrangements;
(w)Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(x)Liens which do not exceed $50.0 million at any one time outstanding;
(y)Liens on Capital Stock of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;
(z)Liens securing Permitted Purchase Obligations, provided that any such Lien is only over the assets and Capital Stock of the relevant Permitted Purchase Obligations SPV;
(aa)Liens on Right to Collect Accounts, performing accounts, sub-performing accounts, charged-off accounts, cash and bank accounts, loans, receivables, mortgages, debentures, claims or other similar assets or instruments held on trust for third parties; and
(bb)Liens on Trust Management Assets; provided that such Liens do not secure any Indebtedness of the Parent or any Restricted Subsidiary other than a Trust Management SPV.
"Permitted Purchase Obligations" means any Indebtedness Incurred by a Permitted Purchase Obligations SPV to finance or refinance the acquisition of performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures or claims or other similar assets or instruments or portfolios thereof (including through the use of Right to Collect Accounts) purchased by such Permitted Purchase Obligations SPV, whether directly or through the acquisition of the Capital Stock of any Person owning such assets or otherwise, in an aggregate principal amount not exceeding at the time of the incurrence of such Permitted Purchase Obligations, together with any other Indebtedness incurred pursuant to paragraph (1) of Section 1.2 and then outstanding, 20.0% of the ERC, calculated in good faith on a pro forma basis by management as of the date of purchase of such performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures or claims or other similar assets or
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instruments or such portfolios (including through the use of Right to Collect Accounts), provided that:
(a)except for the granting of a Lien described in paragraph (z) of the definition of "Permitted Liens," no portion of any Permitted Purchase Obligations or any other obligations (contingent or otherwise) of the applicable Permitted Purchase Obligations SPV (a) is guaranteed by the Parent or any other Restricted Subsidiary, (b) is recourse to or obligates the Parent or any other Restricted Subsidiary in any way, or (c) subjects any property or asset of the Parent or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof,
(b)neither the Parent nor any other Restricted Subsidiary has any obligation to maintain or preserve the applicable Permitted Purchase Obligations SPV's financial condition or cause such entity to achieve certain levels of operating results, and
(c)such Permitted Purchase Obligation is secured (if at all) only over the assets of, and Capital Stock of, the relevant Permitted Purchase Obligations SPV.
"Permitted Purchase Obligations SPV" means a Wholly Owned Restricted Subsidiary (1) which engages in no activities other than the acquisition of performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures or claims, or other similar assets or instruments or portfolios thereof (including through the use of Right to Collect Accounts), the Incurrence of Permitted Purchase Obligations to finance such acquisition and any business or activities incidental or related to such business and is set up in connection with the Incurrence of Permitted Purchase Obligations, (2) to which the Parent or any Restricted Subsidiary contributes, loans or otherwise transfers no amounts in excess of amounts required, after giving effect to the Incurrence of Permitted Purchase Obligations, to consummate the relevant purchase of assets and amounts required for incidental expenses, costs and fees for the set-up and continuing operations of such Permitted Purchase Obligations SPV, and (3) all the Capital Stock of which is held by a Wholly Owned Restricted Subsidiary which holds no other material assets.
"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, limited liability company, government or any agency or political subdivision thereof or any other entity.
"Portfolio ERC Model" means the models and methodologies that the Parent uses to calculate the value of its loan portfolios and those of its Subsidiaries, consistently with its most recent audited financial statements as of such date of determination.
"Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
"Priority Hedging Obligations" means designated Hedging Obligations in an aggregate amount outstanding at any time of up to $100.0 million.
"Public Offering" means any offering of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering
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pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).
"Purchase Money Obligations" means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.
"Receivable" means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined on the basis of GAAP.
"refinance" means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms "refinances," "refinanced" and "refinancing" as used for any purpose in this Schedule 4 shall have a correlative meaning.
"Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Agreement or Incurred in compliance with this Agreement (including Indebtedness of the Parent that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Parent or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:
(a)if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the Termination Date;
(b)such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing indebtedness and costs, expenses and fees Incurred in connection therewith); and
(c)if the Indebtedness being refinanced is expressly subordinated to the Encore Private Placement Notes or any guarantees in respect thereof, such Refinancing Indebtedness is subordinated to the Encore Private Placement Notes and any guarantees in respect thereof on terms at least as favourable to the holders of the Encore Private Placement Notes as those contained in the documentation governing the Indebtedness being refinanced, provided, however, that Refinancing Indebtedness shall not include Indebtedness of the Parent or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.
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Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred within 120 days after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.
"Refinancing Transactions" means the consent solicitation with respect to the Existing Cabot Notes, the amendment and restatement of this Agreement and of the Intercreditor Agreement on or about the Closing Date, the amendment of the Credit Agreement on or about the Closing Date, the entry into the Stretch Facility Agreement on or about the Closing Date and the use of proceeds from certain of the foregoing facilities to: (i) repay amounts drawn under the Existing Encore Senior Facilities and repay in full certain of the Encore Private Placement Notes and (ii) pay estimated commissions, fees and other expenses incurred in connection thereto.
"Regulation S" means Regulation S promulgated under the Securities Act.
"Related Taxes" means:
(a)any Taxes (other than (x) Taxes measured by gross or net income, receipts or profits and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Holding Company by virtue of its:
(i)being organised or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Parent or any of the Parent's Subsidiaries);
(ii)issuing or holding Subordinated Shareholder Funding; or
(iii)being a Holding Company parent, directly or indirectly, of the Parent or any of the Parent's Subsidiaries; or
(b)if and for so long as the Parent is a member of a group filing a consolidated or combined tax return with any Holding Company, any consolidated or combined Taxes measured by income for which such Holding Company is liable up to an amount not to exceed the amount of any such Taxes that the Parent and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Parent and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Parent and its Subsidiaries; provided that distributions shall be permitted in respect of the income of an Unrestricted Subsidiary only to the extent such Unrestricted Subsidiary distributed cash for such purpose to the Parent or its Restricted Subsidiaries.
"Restricted Investment" means any Investment other than a Permitted Investment.
"Restricted Subsidiary" means any Subsidiary of the Parent other than an Unrestricted Subsidiary.
"Reversion Date" means, after the occurrence (if any) of Investment Grade Status, the date (if any) that Investment Grade Status shall cease to exist.
"Right to Collect Account" means a performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim or other similar asset or instrument that is owned by a
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Person that is not the Parent or one of its Restricted Subsidiaries (a "Third Party") and in respect of which (1) such Third Party is unable or unwilling to dispose of the relevant performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim or other similar asset or instrument to the Parent or a Restricted Subsidiary; and (2) the Parent or a Restricted Subsidiary is entitled to collect and retain substantially all of the amounts due under such performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim or other similar asset or instrument or to receive amounts equivalent thereto.
"Rule 144A" means Rule 144A promulgated under the Securities Act.
"SEC" means the U.S. Securities and Exchange Commission.
"S&P" means Standard & Poor's Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
"Secured Indebtedness" means any Indebtedness secured by a Lien (other than Indebtedness Incurred pursuant to paragraphs (c), (f), (h), (i), (j) or (n) of Section 1.2).
"Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
"Senior Management" means any previous or current officers, directors, and other members of senior management of the Parent or any of its Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent or any Holding Company.
"Similar Business" means (1) any businesses, services or activities engaged in by the Parent or any of its Subsidiaries or any Associates on the Closing Date and (2) any businesses, services and activities engaged in by the Parent or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.
"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
"Stretch Facility Agreement" means the senior facilities agreement dated on or about the Closing Date among the Parent, Truist Bank, as Agent and Security Agent, and the other parties named therein, as amended, restated or otherwise modified or varied from time to time.
"Subordinated Indebtedness" means, with respect to any person, any Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinated in right of payment to the Encore Private Placement Notes pursuant to a written agreement (which, for the avoidance of doubt, will not include the Existing Cabot Notes or any Pari Passu Indebtedness).
"Subordinated Shareholder Funding" means any funds provided to the Parent by any Holding Company or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by a Holding Company,
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together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:
(a)does not mature or require any amortisation, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Parent or any funding meeting the requirements of this definition);
(b)does not require, prior to the first anniversary of the Termination Date, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;
(c)contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the Termination Date;
(d)does not provide for or require any security interest or encumbrance over any asset of the Parent or any of its Subsidiaries; and
(e)pursuant to its terms is fully subordinated and junior in right of payment to the Encore Private Placement Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding, provided, further, however, that upon the occurrence of any event or circumstance that results in such Indebtedness ceasing to qualify as Subordinated Shareholder Funding, such Indebtedness shall constitute an Incurrence of such Indebtedness by the Parent, and any and all Restricted Payments made through the use of the Net Cash Proceeds from the Incurrence of such Indebtedness since the date of the original issuance of such Subordinated Shareholder Funding shall constitute new Restricted Payments that are deemed to have been made after the date of the original issuance of such Subordinated Shareholder Funding.
"Subsidiary" means, with respect to any Person:
(a)any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or
(b)any partnership, joint venture, limited liability company or similar entity of which:
(i)more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and
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(ii)such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
"Subsidiary Guarantor" means a Restricted Subsidiary of the Parent that guarantees the Encore Private Placement Notes.
"Taxes" means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.
"Temporary Cash Investments" means any of the following:
(a)any investment in
(i)direct obligations of, or obligations Guaranteed by, (i) the United States of America or Canada, (ii) the United Kingdom, (iii) any European Union member state (other than Greece and Portugal), (iv) Switzerland or Norway, (v) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Parent or a Restricted Subsidiary in that country with such funds or (vi) any agency or instrumentality of any such country or member state, or
(ii)direct obligations of any country recognised by the United States of America rated at least "A" by S&P or "A1" by Fitch or by Moody's (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P, Fitch or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);
(b)overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:
(i)any lender under this Agreement,
(ii)any institution authorised to operate as a bank in any of the countries or member states referred to in paragraph (a)(i) above, or
(iii)any bank or trust company organised under the laws of any such country or member state or any political subdivision thereof, in each case, having capital and surplus aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least "A-" by S&P, "A" by Fitch or "A3" by Moody's (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P, Fitch or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;
(c)repurchase obligations with a term of not more than 30 days for underlying securities of the types described in paragraph (a) or (b) above entered into with a Person meeting the qualifications described in paragraph (b) above;
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(d)investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Parent or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of "P-2" (or higher) according to Moody's, "F-2" (or higher) according to Fitch or "A-2" (or higher) according to S&P (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P, Fitch or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);
(e)investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada, the United Kingdom, any European Union member state (other than Greece and Portugal), Switzerland or Norway or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least "BBB-" by S&P, "BBB-" by Fitch or "Baa3" by Moody's (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P, Fitch or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);
(f)bills of exchange issued in the United States, Canada, the United Kingdom, a member state of the European Union (other than Greece and Portugal), Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialised equivalent);
(g)any money market deposit accounts issued or offered by a commercial bank organised under the laws of a country that is a member of the Organisation for Economic Cooperation and Development, in each case, having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof) or whose long-term debt is rated at least "A" by S&P, "A" by Fitch or "A2" by Moody's (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P, Fitch or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;
(h)investment funds investing 95% of their assets in securities of the type described in paragraphs (a) through (g) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution); and
(i)investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.
"Total Assets" means the consolidated total assets of the Parent and its Restricted Subsidiaries in accordance with GAAP as shown on the most recent balance sheet of such Person.
"Trust Management Assets" means Right to Collect Accounts, performing accounts, sub performing accounts, charged-off accounts, loans, receivables, mortgages, debentures, claims, cash and bank accounts or other similar assets or instruments held by a Trust Management SPV on trust for a beneficiary which is not the Parent or a Restricted Subsidiary.
"Trust Management SPV" means a Restricted Subsidiary whose purpose is managing Trust Management Assets and other activities necessary or ancillary to managing Trust Management
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Assets, including as necessary to fulfil any obligations or duty of the Trust Management SPV as a trustee.
"Underlying Portfolio Assets" means performing, sub-performing or charged-off account, loans, receivables, mortgages, debentures or claims or other similar assets or instruments (in each case, however pooled, aggregated, fractionally owned or contractually divided).
"Uniform Commercial Code" means the New York Uniform Commercial Code.
"Unrestricted Subsidiary" means:
(a)any Subsidiary of the Parent that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Parent in the manner provided below); and
(b)any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors of the Parent may designate any Subsidiary of the Parent (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein), other than the Parent or any Borrower, to be an Unrestricted Subsidiary only if:
(i)such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Parent or any other Subsidiary of the Parent which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and
(ii)such designation and the Investment of the Parent in such Subsidiary complies with Section 2 (Limitations on Restricted Payments).
Any such designation by the Board of Directors of the Parent shall be evidenced to the holders of the Encore Private Placement Notes by filing with the holders of the Encore Private Placement Notes a resolution of the Board of Directors of the Parent giving effect to such designation and an Officer's Certificate certifying that such designation complies with the foregoing conditions.
The Board of Directors of the Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (1) no Default or Event of Default would result therefrom and (2)(x) the Parent could Incur at least $1.00 of additional Indebtedness under Section 1.1 or (y) the Fixed Charge Coverage Ratio for the Parent and its Restricted Subsidiaries would not be worse than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be evidenced to the holders of the Encore Private Placement Notes by promptly filing with the holders of the Encore Private Placement Notes a copy of the resolution of the Board of Directors giving effect to such designation or an Officer's Certificate certifying that such designation complied with the foregoing provisions.
"Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.
Schedule 4 - Page 57

"Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary of the Parent, all the Voting Stock of which (other than directors' qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Parent or another Wholly Owned Restricted Subsidiary) is owned by the Parent or another Wholly Owned Restricted Subsidiary.
"Working Capital Intercompany Loan" means any loan to or by the Parent or any of its Restricted Subsidiaries to or from the Parent or any of its Restricted Subsidiaries from time to time (1) for purposes of consolidated cash and tax management and working capital management and (2) for a duration of less than one year.
Schedule 4 - Page 58

SCHEDULE 5.8

Schedule 5.8

EXHIBIT A
[FORM OF 2017 NOTE]
ENCORE CAPITAL GROUP, INC.
5.625% SENIOR SECURED NOTE DUE AUGUST 11, 2024

No. [___]	[Date]
$[_____]	PPN: 292554 A#9
FOR VALUE RECEIVED, the undersigned, ENCORE CAPITAL GROUP, INC. (herein called the “Company”), a company organized and existing under the laws of Delaware, hereby promises to pay to [_____________], or registered assigns, the principal sum of [___________] DOLLARS (or so much thereof as shall not have been prepaid) on August 11, 2024, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.625% per annum from the date hereof, payable at maturity and quarterly, on the 11th day of each February, May, August and November in each year, commencing with the February 11, May 11, August 11 or November 11 next succeeding the date hereof until the principal hereof shall have become due and payable, and (b) at a rate per annum from time to time equal to the greater of (i) 7.625% and (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate (A) on any overdue payment of interest, and (B) following the occurrence and during the continuance of an Event of Default on the unpaid principal balance, any overdue payment of interest and any overdue payment of any Make-Whole Amount, in the case of this clause (b), payable at maturity and quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at such place as the holder hereof shall designate to the Company in writing as provided in the Agreement referred to below.
This Note is one of a series of senior secured notes (herein called the “Notes”) issued pursuant to a Fourth Amended and Restated Senior Secured Note Purchase Agreement, dated as of September 1, 2020 (as from time to time amended, amended and restated, supplemented or otherwise modified, the “Agreement”), between the Company, on the one hand, and the other Persons party thereto, on the other hand, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Agreement, and (ii) made the representation set forth in Section 6.2 of the Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Agreement.
This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a replacement Note for a like principal amount will be issued to, and registered in the
Exhibit A - Page 1

name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
The Company will make required prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.
This Note has the benefit provided by the Multiparty Guaranty. This Note and the Multiparty Guaranty are secured by, and entitled to the benefits of, the Transaction Security Documents. Reference is made to the Transaction Security Documents for the terms and conditions governing the Transaction Security for the obligations of the Company hereunder and the obligations of the Guarantors under the Multiparty Guaranty.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect, provided in the Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

ENCORE CAPITAL GROUP, INC.

By:
Name:
Title:
Exhibit A - Page 2